Exhibit 10.1

DATED 21 July 2022

THE PARTIES NAMED IN SCHEDULE 1

- and -

CALEDONIA MINING CORPORATION PLC

AGREEMENT for the sale and purchase of the share capital of Bilboes Gold Limited

MEMERY CRYSTAL

165 FLEET STREET

LONDON EC4A 2DY

TEL: 020 7242 5905

REF: 12208786

CONTENTS

1. Interpretation	1
2. Sale of Shares	17
3. Conditions	18
4. Consideration	20
5. Consideration Shares	26
6. Warranties	28
7. Limitations on Claims	32
8. Odzi and Bembezi	36
9. Conduct of Business Before Completion	38
10. Seller Undertakings	40
11. Exchange and Completion	41
12. Loan Accounts	44
13. Confidentiality	44
14. Termination	46
15. Remedies and Waiver	48
16. Successors and Assigns	49
17. Non-Merger on Completion	49
18. Illegality and Unenforceability	49
19. No Partnership/Agency	49
20. Further Assurance	50
21. Variations	50
22. Announcements	50
23. Notices	50
24. Costs and Expenses	51
25. Payments under this Agreement	52
26. Inadequacy of Damages	53
27. Whole Agreement	53
28. Counterparts	53
29. Rights of Third Parties	53
30. Governing Law and Jurisdiction	54

SCHEDULE 1	56
Sellers’ Shareholdings and Consideration Split	56
SCHEDULE 2	59
Part 1 Particulars of the Company	59
Part 2 Particulars of the Subsidiary	60
Particulars of Odzi	61
SCHEDULE 3	62
Part 1 Completion	62
Part 2 Matters for Board Meetings at Completion	65
SCHEDULE 4	67
Conduct Until Completion	67
SCHEDULE 5	70
Warranties	70
SCHEDULE 6	84
Buyer Warranties	84
SCHEDULE 7	86
Completion Accounts	86
Part 1 Definitions	86
Part 2 Completion Accounts	90
SCHEDULE 8	94
Tax Schedule	94
SCHEDULE 9	108
Leased Properties	108
SCHEDULE 10	109
Project Area Mining Claims	109
SCHEDULE 11	112
Claims not related to the Project	112

THIS AGREEMENT is dated 21 July 2022

BETWEEN:

(1)	THE PERSONS whose names and addresses are set out in column (1) of Schedule 1 (each a “Seller” and together the “Sellers”); and

(2)	CALEDONIA MINING CORPORATION PLC (registered number 120924) whose registered office is at B006 Millais House, Castle Quay, Jersey, Channel Islands JE3 3EF (the “Buyer”).

BACKGROUND:

A.	Bilboes Gold Limited (the “Company”) is a private company limited by shares incorporated in Mauritius, with registered number C078630 and holding a global business licence issued by the Mauritius Financial Commission, having an issued share capital of US$2,218,568, divided into 2,218,568 ordinary shares of US$1 each.

B.	Further particulars of each Group Company are set out in Schedule 2.

C.	The Sellers are the beneficial owners and registered holders of the numbers of Shares set out opposite their respective names in column (2) of Schedule 1, comprising in aggregate the entire issued share capital of the Company.

D.	The Sellers have agreed to sell and the Buyer has agreed to purchase the Shares subject to the terms and conditions of this Agreement.

IT IS AGREED as follows:

1.	Interpretation

1.1	In this Agreement (and the Background and Schedules), unless otherwise specified, the following definitions apply:

Accounts	the audited financial statements of each Group Company, comprising in each case a balance sheet, profit and loss account, notes and reports thereon and a cash flow statement, in each case for the period ended on the Accounts Date;

Accounts Date	for the Company, 31 December 2018 and for the Subsidiary, 31 December 2020;

Admission	the admission of the Consideration Shares to trading on AIM as evidenced by the London Stock Exchange issuing a dealing notice in accordance with rule 6 of the AIM Rules, the listing of the Consideration Shares on the NYSE American as evidenced by authorisation of the Supplemental Listing Application for the Consideration Shares by the NYSE American and, to the extent that a Seller is to be issued Consideration Shares in the form of depositary receipts listed on the VFEX, the listing of the Consideration Shares on the VFEX as evidenced by the approval of the VFEX to such listing;

Agreed Form	in relation to any document, the form of that document which has been agreed between the parties and initialled for the purpose of identification by or on behalf of the parties;

AIM	the market of that name operated by the London Stock Exchange;

AIM Rules	the AIM Rules for Companies issued by the London Stock Exchange in force from time to time;

Applicable Laws	in relation to any party, means all laws, statutes, regulations, directives, by-laws, instruments, orders, codes of conduct and mandatory guidelines which have legal effect, whether local, national, international or otherwise existing from time to time, in each case to the extent applicable to that party;

Baker Steel	Baker Steel Resources Trust Limited;

Bembezi	Bembezi Gold Mines (Private) Limited (company number 5641/99);

Blanket Mine	the gold mine known as Blanket Mine located near Gwanda in Zimbabwe;

Board	the board of directors of the Buyer from time to time;

Business Day	a day that is not a Saturday, Sunday or any other day which is a statutory holiday or a bank holiday in either Harare, Zimbabwe, London, England, or Jersey and Guernsey, Channel Islands;

Buyer Accounts	the audited consolidated financial statements of the Buyer, comprising a consolidated balance sheet, profit and loss account, notes and reports thereon and a cash flow statement and the audited financial statements of the Buyer and each member of the Buyer’s Group, in each case for the period ended on the Buyer Accounts Date;

Buyer Accounts Date	31 December 2021;

Buyer’s Group	the Buyer, any subsidiary of the Buyer from time to time, any holding company of the Buyer from time to time and any subsidiary of such holding company (other than each Group Company);

Buyer Warranties	the Warranties to be given by the Buyer set out in Clause 6 and Schedule 6;

Cash Balances	as defined in Schedule 7;

Claim	any claim by the Buyer under this Agreement, including any Warranty Claim or Tax Claim or Indemnity Claim;

Claim Share Price	the 20-day volume weighted average price of a Common Share on AIM and/or the NYSE American (depending on where the sale(s) is/are to occur) ending on the date the broker is instructed to sell the relevant Consideration Shares pursuant to Clause 6.17(b);

Common Shares	common shares of no par value in the capital of the Buyer;

Completion	completion of the sale and purchase of the Shares in accordance with this Agreement;

Completion Accounts	the Completion Balance Sheet and Profit and Loss Account together with a calculation of the Cash Balances, Indebtedness and Net Working Capital to be prepared on the basis set out in Schedule 7;

Completion Accounts Date	5 Business Days from and including the date on which the Completion Accounts are agreed or determined or, if a closed period prevents the Company from issuing Common Shares, the date as soon as practicable following the end of the closed period;

Completion Balance Sheet	the consolidated balance sheet of the Group as at the Completion Date;

Completion Date	the date of Completion;

Conditions	the conditions to Completion set out in Clause 3;

Connected Person	any person, firm or company which is a connected person (as defined in sections 1122 and 1123 of the Corporation Tax Act 2010) or which is an associated company as defined in sections 449-451 of the Corporation Tax Act 2010;

Consideration	the aggregate consideration payable for the Shares in accordance with Clause 4;

Consideration Shares	the Initial Consideration Shares, the Escrow Consideration Shares and the Deferred Consideration Shares, totalling 5,123,044 Common Shares (subject to adjustment pursuant to Clause 4.5);

Consideration Share Sale Proceeds	has the meaning given in Clause 6.17(c);

Counsel	a barrister of not less than 10 years standing, having experience in claims similar to the relevant Claim, as agreed by the Sellers and the Buyer, or failing such agreement, as appointed by the President for the time being of the Law Society in England and Wales on the application of either party;

Deferred Consideration Shares	256,152 Common Shares in the capital of the Buyer to be allotted to the Sellers credited as fully paid pursuant to Clause 4.2 (subject to adjustment in accordance with Clause 4.5) whether in the form of shares or as represented by depositary interests tradeable on AIM or depositary receipts listed on VFEX (at the request of each Seller);

Directors	the directors of the Company (the names of whom are set out in Schedule 2);

Disclosed	fairly disclosed to the Buyer in the Disclosure Letter or the Disclosure Documents, and for these purposes "fairly disclosed" means disclosed to the Buyer with sufficient explanation and detail to adequately identify and evaluate the nature and scope of the matter disclosed;

Disclosure Documents	the documents listed in the index annexed to the Disclosure Letter in the Agreed Form and provided to the Buyer and/or in the VDR;

Disclosure Letter	the letter of the same date as this Agreement incorporating the Disclosure Documents from the Sellers to the Buyer disclosing certain qualifications to the Warranties;

Encumbrance	any interest or equity of any person (including any right to acquire, option or right of pre-emption) or any mortgage, charge, pledge, lien, assignment, hypothecation, security interest, title, retention or any other security agreement or arrangement;

Escrow Consideration Shares	441,095 Consideration Shares;

Estimated Liability	the amount payable by the Seller(s) to the Buyer in respect of a Warranty Claim, Tax Claim or Indemnity Claim;

Feasibility Study	the report evaluating the technical and commercial feasibility of the Project entitled “BILBOES GOLD PROJECT FEASIBILITY STUDY” prepared by DRA Africa Holdings (Pty) Ltd for the Company which is in the VDR and a subsequent and updated report contained within a separate data room maintained by DRA Africa Holdings (Pty) Ltd for which the Buyer has been given access;

Group	the Company, Odzi and the Subsidiary as at Completion and “Group Company” means any of them;

IFRS	International Financial Reporting Standards, issued by the International Accounting Standards Board, International Accounting Standards, Statements of the Standing Interpretations Committee and the International Financial Reporting Interpretations Committee;

Indebtedness	as defined in Schedule 7;

Indemnity Claim	any claims by the Buyer under any indemnity set out at Clause 8 and/or Clause 9.7;

Initial Consideration Shares	4,425,797 Common Shares in the capital of the Buyer to be allotted to the Sellers credited as fully paid pursuant to Clause 11.3 whether in the form of shares or as represented by depositary interests tradeable on AIM or depositary receipts listed on VFEX (at the request of each Seller);

Issue Price	the closing price for a Common Share on NYSE or AIM (depending where the shares are held or sold) on the trading day immediately prior to Completion;

Leased Properties	the leased or licensed properties details of which are set out in Schedule 8;

London Stock Exchange	London Stock Exchange Plc;

Long Stop Date	31 March 2023 or such later date as the parties may agree in writing;

Management Accounts	the unaudited management accounts relating to the Subsidiary for the period from the Accounts Date to 30 June 2022, the list of creditors as at 19 July 2022 each in the Disclosure Documents with VDR reference 6.11.13.6.3 and 6.11.29.17 respectively and the pro forma balance sheet in the Agreed Form;

MAR	the Market Abuse Regulation (596/2014/EU) as it forms part of the law of England and Wales by virtue of the European Union (Withdrawal) Act 2018 (as amended from time to time), as amended by UK legislation from time to time

Material Adverse Change

any event, circumstance, effect, occurrence or state of affairs or any combination thereof (including a change of legislation, regulation, accounting practice or an act of state or other exercise of Sovereign, judicial or executive prerogative including expropriation nationalisation or compulsory acquisition) which is, or is reasonably likely to be, materially adverse to the business, operations, assets, liabilities (including contingent liabilities), business or financial condition of the Buyer’s Group or the Group (as applicable) as compared with the business operations, assets, liabilities (including contingent liabilities), business or financial condition of the Buyer’s Group or the Group (as applicable) as at the date of this Agreement other than any such change:

(a)	which results from or is attributable to:

	(i)	a change in rates of Taxation or the imposition of new Taxation;

	(ii)	a change in interest rates or exchange rates;

	(iii)	a change in commodity prices or other general economic conditions;

	(iv)	an event affecting financial or equity markets;

	(v)	a strike or lock-out or any other industrial action or labour dispute;

	(vi)	war or civil war, act of public enemy, armed conflict, other hostilities (including but not limited to terrorism, sabotage, riot, insurrection, revolution or other civil commotion), embargo, breaking off of diplomatic relations or similar actions, explosion, bombing, fire, earthquake, flood, hurricanes, tornados, drought, outbreak of disease or other acts of God or natural disasters or any conditions arising out of or attributable to any of the foregoing; and

(b)	which, in any such case, adversely affects other persons carrying on a business of a similar nature to the business carried on by the Buyer’s Group or the Group (as applicable) to a similar or greater extent;

Mine	the mining area operated on by the Subsidiary using the Permits;

Mining Contract	the agreement in the Agreed Form between the Buyer or a member of the Buyer’s Group and the Subsidiary relating to the conduct of those parties in respect of the Tribute Agreement;

Mining Claims	the claims set out in Schedule 10;

Net Smelter Royalty Agreement	the agreement in the Agreed Form to be entered into between Baker Steel, the Buyer and the Subsidiary at Completion (as may subsequently be replaced pursuant to an NSRA Deed of Variation and NSRA Deed of Termination pursuant to Clause 6.17(d)(ii)(A));

Net Working Capital	as defined in Schedule 7;

Net Working Capital Adjustment	the amount (if any) by which the Net Working Capital is (as applicable):

(a)	greater than the Target Net Working Capital; or

(b)	less than the Target Net Working Capital;

Net Working Capital Statement	the statement of Net Working Capital at the Completion Date in the form set out in Part 3 of Schedule 7 which is to be prepared in accordance with the provisions of and on the basis set out in Parts 1 and 2 of that Schedule;

NSRA Deed of Variation	a deed of variation to the Net Smelter Royalty Agreement between the Buyer, the Subsidiary and Baker Steel in the Agreed Form incorporating the Reduced NSRA Royalty;

NSRA Termination Agreement	an agreement between the Buyer, the Subsidiary and Baker Steel in the Agreed Form terminating the Net Smelter Royalty Agreement;

NSRA Value	means an amount equal to 576,956 multiplied by the Issue Price, being the agreed value of the Net Smelter Royalty Agreement as at the date of this Agreement;

Odzi	Odzi Resources Zimbabwe (Private) Limited (company number 5993/2014), a wholly owned subsidiary of the Company as at the date of this Agreement;

Odzi Buyer	Mingchang Sino-Africa Mining Investments (Private) Limited;

Odzi Sale Agreement	the sale and purchase agreement between the Subsidiary and the Odzi Buyer dated 4 April 2022 for the sale and purchase of the entire issued share capital of Odzi;

Operations	the construction, operation and maintenance of the Mine, haul roads, export plant, causeway, transhipment facility, camp, mobile equipment, power supply, water supply and all other facilities at the Mine, including land use and access rights, and the business of the Group of exploring for, extracting, producing, marketing and selling the Product;

Permits	the Mining Claims and all other permits, consents, rights or authorisations issued to any Group Company to conduct the Project;

Previous Announcement	every announcement made by or on behalf of the Buyer through a regulatory information service provider since the Buyer Accounts Date;

Product	gold doré produced from the Operations;

Profit and Loss Account	the consolidated trading profit and loss account of Group from 1 January 2022 to the Completion Date;

Project	the development of the Mine and the conduct of the Operations at the Mine for the purposes of producing the Product;

Reduced NSRA Royalty

means X, expressed as a percentage, calculated as follows:

X = (Y - Z) / Y

where:

Y = the NSRA Value

Z = the Residual Liability or, where there has already been a reduction to the royalty payable under the Net Smelter Royalty Agreement, Baker Steel’s aggregate Residual Liability in respect of all Claims and/or obligations to repay any excess Consideration pursuant to Clause 4.6 up to and including the applicable Claim (notwithstanding any previous Residual Liability having already been settled by such earlier reduction to the Net Smelter Royalty Agreement);

Regulation S	Regulation S under the US Securities Act;

Relationship Agreement	the agreement in the Agreed Form to be entered into between the Buyer, Toziyana Resources Limited, Victor Gapare and the Buyer’s AIM nominated adviser relating to the conduct of Toziyana Resources Limited and Victor Gapare as a substantial shareholder in the Buyer;

Relevant Claim	any Claim other than a Claim for breach of Clauses 5 (lock-in), Clause 8 (conduct until Completion) and/or Clause 13 (confidentiality);

Residual Liability	means an amount equal to Baker Steel’s outstanding liability to the Buyer in relation to a Relevant Claim (or if the Buyer so elects any other Claim) or to repay any excess Consideration attributable to Baker Steel pursuant to Clause 4.6, in each case following the buy-back and/or sale of all of Baker Steel’s Consideration Shares and (where Baker Steel has so elected or where required pursuant to Clause 6.17(d)) the allocation of any proceeds received by Baker Steel from the sale of its Consideration Shares pursuant to Clauses 6.17(a) to 6.17(c);

Restructuring	the transfer, following Completion, of the entire issued share capital of the Subsidiary within the Buyer’s Group and subsequent winding up of the Company;

Sanctions	any export control and economic sanctions laws and regulations of the United States, the United Kingdom, the European Union (or any member state thereof), the United Nations and each other jurisdiction in which any Group Company is incorporated or operates or to which it is subject from time to time including the US Export Administration Regulations, the US International Traffic in Arms Regulations, any sanctions administered or enforced by the US Department of Treasury's Office of Foreign Assets Control, or the US Department of State (and including the designation as a "specially designated national" or "blocked person"), the United Nations Security Council, sanctions programmes maintained by Her Majesty's Treasury and any European Union restrictive measure that has been implemented pursuant to any European Council or Commission Regulation or Decision adopted pursuant to a Common Position in furtherance of the European Union's Common Foreign and Security Policy or any other sanctions administered or enforced by any other relevant sanctions authority;

Sanctions List	the "Specially Designated Nationals and Blocked Persons List" maintained by US Department of Treasury's Office of Foreign Assets Control (“OFAC”) which can be found at: https:www.treasury.gov/ofac/downloads/sdnlist.pdf, the list of Foreign Financial Institutions, subject to Part 561 maintained by OFAC, or any similar sanctions list maintained by, or public announcement of sanctions designation made by, any US government agency, the United Nations, the European Union, Her Majesty's Treasury or other relevant sanctions authority;

SEDAR	the System for Electronic Document Analysis and Retrieval;

Seller’s Group	a Seller, any subsidiary of a Seller from time to time, any holding company of a Seller from time to time and any subsidiary of such holding company (other than each Group Company);

Settled Claim	means a Claim against the Seller(s) under this Agreement which is either:

(a)	agreed in writing between the Buyer and the Seller(s) as to both liability and quantum (if any);

(b)	finally resolved by arbitration under the Rules of the London Court of International Arbitration as to both liability and quantum (if any) and, in relation to which, all rights of appeal have been exhausted or are debarred by the passage of time;

(c)	confirmed in writing by the Buyer to the Seller(s) to be unconditionally withdrawn or abandoned;

Share Adjustment Notice	written notice to the Buyer and the Company signed by the Sellers (other than Baker Steel) stating:

(a)	if the Share Adjustment Notice is received before or on Completion:

	a.	the number of Shares that have been transferred from Toziyana Resources Limited to Infinite Treasure Limited together with a certified copy of the share transfer form in relation thereto and an updated certified copy of the register of members of the Company verifying the transfer; and

	b.	the number of Escrow Consideration Shares to be allotted and issued on Completion to each of Toziyana Resources Limited and Infinite Treasure Limited; and

(b)	if the Share Adjustment Notice is received after Completion, the number of Escrow Consideration Shares to be allotted and issued as soon as reasonably practicable to each of Toziyana Resources Limited and Infinite Treasure Limited,

together in each case with a certified copy of the approval from the Reserve Bank of Zimbabwe in respect of the Investment Conversion Agreement between Shining Eagle Resources Limited, GAT Investments (Private) Limited and Infinite Treasure Limited dated 25 February 2022, provided always that no such approval from the Reserve Bank of Zimbabwe shall be required to be provided where the Share Adjustment Notice specifies that all of the Escrow Consideration Shares are to be allotted and issued to Toziyana Resources Limited;

Shares	all the issued ordinary shares in the capital of the Company;

Subsidiary	Bilboes Holdings (Private) Limited, a company incorporated in Zimbabwe with registered number 113/82;

Target Net Working Capital	negative US$5,722,841, comprising the items listed in Part 3 of Schedule 7;

Taxation or Tax	(a)	any form of tax, levy, impost, duty, contribution, customs and other import duties, liability and charge and all related withholdings or deductions of any kind (including, for the avoidance of doubt, any social security contribution liabilities and similar or corresponding obligations) imposed by a Taxation Authority, wherever and whenever payable, and shall further include any amount payable as a consequence of any claim, direction order or determination of any Taxation Authority; and

(b)	all fines, penalties, charges, costs and interest included in or relating to any of the above or to any obligation in respect of any of the above;

Taxation Authority	any government, state or municipality or any local, state, federal or other fiscal, revenue, customs or excise authority, body or official competent to impose, administer, levy, assess or collect Tax;

Tax Claim	has the meaning given in Schedule 8 (Tax Schedule);

Tax Statutes	any directive, statute, enactment, law or regulation wherever enacted or issued, coming into force or entered into providing for or imposing any Tax, or providing for the reporting, collection, assessment or administration of any Tax liability, and shall include orders, regulations, instruments, bye-laws or other subordinate legislation made under the relevant statute or statutory provision and any directive, statute, enactment, law, order, regulation or provision that amends, extends, consolidates or replaces the same or that has been amended, extended, consolidated or replaced by the same;

Tax Warranties	the Warranties set out in paragraph 16 of Schedule 5;

Tax Warranty Claim	a Warranty Claim in respect of any of the Tax Warranties;

Third Party Claim	as defined in Clause 7.10;

Tribute Agreement	the tribute agreement in the Agreed Form between the Buyer or a member of the Buyer’s Group (as tributor) and the Subsidiary (as grantor) in respect of certain of the Mining Claims to enable mining of oxides by the tributor until Completion;

United States	the United States of America, its territories and possessions, any State of the United States and the District of Columbia;

US Securities Act	United States Securities Act of 1933, as amended;

VDR	the online data room operated by iDeals and made available to the Buyer for the purposes of reviewing information relating to the Group as at 5pm UK time on date two Business Days prior to signing, which data room is recorded on a USB, the index of which is in the Agreed Form and attached to the Disclosure Letter;

VFEX	Victoria Falls Stock Exchange;

Warranties	the warranties to be given by the Sellers set out in Clause 6, Clause 8.3 and Schedule 5; and

Warranty Claim	any Claims by the Buyer for a breach of any of the Warranties.

1.2	In this Agreement unless otherwise specified:

(a)	references to statutes shall include any statutory modification, re-enactment or extension of such statute and any orders, regulations, instruments or other subordinate legislation made pursuant to such statute provided that any modification, re-enactment or extension of such statute made after the date of Completion and any orders, regulations, instruments or other subordinate legislation made pursuant to such statute after the date of Completion shall not impose additional obligations on any party to this Agreement;

(b)	a reference to any English legal concept, term, action, remedy, method of judicial proceeding, legal document, legal status, court or official shall, in respect of any jurisdiction other than England and Wales, be deemed to refer to what most nearly approximates in that jurisdiction to that reference;

(c)	if any provision contained in this Agreement is held to be invalid, illegal or unenforceable in any respect under the laws of any foreign jurisdiction (such as the laws of Zimbabwe), the validity, legality and enforceability of such provision will not in any way be affected or impaired thereby under the laws of England and Wales;

(d)	a reference to a Clause, paragraph or Schedule are to those contained in this Agreement;

(e)	a person includes any individual, firm, company or other incorporated or unincorporated body;

(f)	an individual includes, where appropriate, his estate and personal representatives;

(g)	the singular includes the plural and vice versa;

(h)	one gender includes all genders;

(i)	headings are for ease of reference only and shall not be taken into account in construing this Agreement;

(j)	a reference to this Agreement includes this Agreement as amended or varied in accordance with its terms;

(k)	words which follow the term “include(s)” or “including” or any similar term shall be construed as illustrative and shall not limit the sense or application of the words which precede those terms;

(l)	a reference to US$ or USD or US Dollars in this Agreement shall be to the lawful single currency for the time being of the United States of America; and

(m)	the Schedules shall form part of this Agreement.

2.	Sale of Shares

2.1	Each of the Sellers shall sell or procure the sale of, with full title guarantee and free from any Encumbrance, the Shares set out opposite its name in Schedule 1 and the Buyer agrees to purchase the Shares with all rights attaching to them as at the date of Completion.

2.2	The Sellers waive all pre-emption rights and other rights of first refusal in relation to any of the Shares, whether under the constitution of the Company or otherwise and consent to the transfer of the Shares hereunder and undertake to procure that any right of pre-emption or such other rights over or in respect of any of the Shares which are vested in any other persons are waived.

2.3	The Buyer shall not be obliged to complete the purchase of any of the Shares unless the purchase of all the Shares is completed simultaneously in accordance with this Agreement.

3.	Conditions

3.1	Without prejudice to Clause 14, Completion is conditional on:

(a)	the granting of all necessary approvals by the Reserve Bank of Zimbabwe for completion of this Agreement in a form satisfactory to the Buyer (acting reasonably);

(b)	the approval of the Competition Commission and Tariff of Zimbabwe in form and substance satisfactory to the Buyer (acting reasonably);

(c)	in a form acceptable to the Buyer (acting reasonably given the Buyer’s status as a listed public company and its requirements for funding the Project), a Government Support Agreement or similar binding arrangement(s), signed by each of Zimbabwe’s Minister of Finance, Minister of Mining, Minister of Commerce (if required) and the Governor of the Reserve Bank of Zimbabwe, providing that the Subsidiary, as part of the enlarged Buyer Group, can during the entire life of the Project (currently 9 years but may be extended depending on gold discoveries) (i) export 100% of unrefined gold; (ii) retain 100% of proceeds of gold sales in an offshore bank account in USD so that interest and capital payments can be remitted to foreign lenders; (iii) remit such net sale proceeds to a foreign currency account in Zimbabwe with no requirement for any proceeds to be surrendered for local currency; (iv) freely enter into contracts with foreign suppliers without the requirement to register or seek approval for such contracts with the Reserve Bank of Zimbabwe; (v) freely (subject to liquidity) distribute funds to its parent company whether in Zimbabwe or elsewhere which will be free to distribute funds without restriction to the Buyer’s Group; and (vi) enjoy the protection of its property rights and guarantee freedom from expropriation;

(d)	in a form acceptable to the Buyer (acting reasonably given the Buyer’s status as a listed public company and its requirements for funding the Project), a Government Support Agreement or similar binding arrangement(s), signed by the relevant Minister in Zimbabwe; on behalf of the Zimbabwe Electricity and Supply Authority; and/or a credible independent power producer, in each case which includes an obligation to ensure that electricity shall be transmitted through the grid to the Project in amount of supply and at a cost within 10 per cent. of the assumed amount and cost in the Feasibility Study;

(e)	the Buyer obtaining title opinions on the Permits from Scanlen & Holderness in form and substance satisfactory to it (acting reasonably) and the authorisation letter from the Subsidiary to the Mining Commissioners in Zimbabwe being duly stamped by the Mining Commissioners in Zimbabwe;

(f)	the Sellers providing the Buyer with audited annual financial statements for the Company for the financial years ended 31 December 2019, 31 December 2020 and 31 December 2021 and for the Subsidiary for the financial year ended 31 December 2021;

(g)	the Buyer obtaining legal opinions as to solvency as at Completion and capacity to enter into and complete this Agreement and the documents referred to herein on each of the Sellers in form and substance reasonably satisfactory to the Buyer;

(h)	the Relationship Agreement being duly executed by the parties thereto;

(i)	the Mining Contract and the Tribute Agreement being duly executed by the parties thereto and becoming unconditional in all respects;

(j)	the receipt of authorisation from the relevant stock exchanges for Admission in respect of the Initial Consideration Shares to occur as soon as reasonably practicable following Completion; and

(k)	written confirmation from the Reserve Bank of Zimbabwe in a form satisfactory to Baker Steel (acting reasonably) that the full amount of any proceeds received by the Subsidiary from the sale of the Product can be received and held by the Subsidiary in US Dollars.

3.2	The parties shall use all reasonable endeavours to procure the fulfilment of the Conditions by the Long Stop Date.

3.3	The parties shall co-operate in good faith with each other for the purpose of enabling each to fulfil its obligations under this Clause 3 and shall provide such information or assistance at the expense of the party seeking information or assistance as may reasonably be required for that purpose.

3.4	The Conditions in Clauses 3.1(a) to 3.1(g) are for the benefit of the Buyer and may only be waived in writing by the Buyer. The Condition in Clause 3.1(k) is for the benefit of the Sellers and may only be waived in writing by the Sellers. The Conditions in Clauses 3.1(h) and 3.1(i) are for the benefit of all parties and may only be waived in writing by the Buyer and the Sellers. The remaining Conditions cannot be waived.

3.5	A party shall notify the others immediately on becoming aware of anything which will or may prevent any Condition from being satisfied by the Long Stop Date.

3.6	If the Conditions have not been satisfied or waived (if capable of being waived) in accordance with clause 3.4, or shall have become in the reasonable opinion of the Buyer incapable of satisfaction or waiver, on or before the Long Stop Date, this Agreement shall terminate and the provisions of Clause 14 shall apply.

4.	Consideration

4.1	The consideration for the sale and purchase of the Shares shall be the aggregate Issue Price of the Consideration Shares (subject to adjustment in accordance with Clause 4.2) and the value of the Net Smelter Royalty Agreement to be satisfied by:

(a)	the allotment and issue at Completion by the Buyer to the Sellers of the Initial Consideration Shares at the Issue Price in the amounts set out in column 3 of Schedule 1;

(b)	subject to Clause 4.5, the allotment and issue on the Completion Accounts Date by the Buyer to the Sellers of the Deferred Consideration Shares at the Issue Price in the amounts set out in column 4 of Schedule 1;

(c)	the entry by the Subsidiary into the Net Smelter Royalty Agreement on Completion; and

(d)	the allotment and issue by the Buyer to Toziyana Resources and/or Infinite Treasure Limited of the Escrow Consideration Shares at the Issue Price in the amounts specified in the Share Adjustment Notice in accordance with the terms of Clause 4.12.

4.2	The Consideration shall be adjusted as follows:

(a)	if the Net Working Capital, as shown in the Net Working Capital Statement, is less than the Target Net Working Capital, the Consideration shall be reduced by an amount equal to the Net Working Capital Adjustment; and

(b)	if the Net Working Capital, as shown in the Net Working Capital Statement, is greater than the Target Net Working Capital, the Consideration shall be increased by an amount equal to the Net Working Capital Adjustment, provided always that the maximum aggregate number of Consideration Shares to be issued under this Agreement shall be 5,497,293 Consideration Shares.

For illustration purposes only, if the Net Working Capital, as shown in the Net Working Capital Statement, was negative US$6,000,000, being US$277,159 less than the Target Net Working Capital, the Consideration would be reduced by US$277,159 and, if the Net Working Capital, as shown in the Net Working Capital Statement, was negative US$5,000,000, being US$722,841 more than the Target Net Working Capital, the Consideration would be increased by US$722,841.

4.3	The adjustments referred to in Clause 4.2 will be determined from the Completion Accounts which shall be prepared in accordance with the provisions of Schedule 7.

4.4	Any adjustment to be made to the Consideration pursuant to Clause 4.2 shall be apportioned between the Sellers in the proportions provided alongside their respective names in column 6 of Schedule 1.

4.5	Subject to Clauses 4.7 to 4.9, on the Completion Accounts Date, the Buyer shall, conditional only on Admission of the Deferred Consideration Shares, allot and issue to the Sellers the Deferred Consideration Shares at the Issue Price in the amounts set out in column 4 of Schedule 1 provided that:

(a)	where the Consideration is reduced pursuant to Clause 4.2(a), the aggregate number of Deferred Consideration Shares to be issued to the Sellers shall be reduced by X, where X is an amount equal to the adjustment under Clause 4.2(a) divided by the Issue Price; and

(b)	where the Consideration is increased pursuant to Clause 4.2(b), the aggregate number of Deferred Consideration Shares to be issued to the Sellers shall be increased by X, where X is an amount equal to the adjustment under Clause 4.2(b) divided by the Issue Price, subject to a maximum aggregate number of 5,497,293 Consideration Shares being issued to the Sellers pursuant to this Agreement, provided always that any increase or reduction to the number of Deferred Consideration Shares shall be borne by the Sellers in the proportions provided alongside their respective names in column 6 of Schedule 1 (subject to adjustment in accordance with Clause 4.16).

4.6	If any reduction to the Consideration pursuant to Clause 4.2(a) exceeds the aggregate Issue Price of the Deferred Consideration Shares, the Sellers shall repay the excess Consideration received in the proportions provided alongside their respective names in column 6 of Schedule 1 in accordance with, and subject to, the terms of Clause 6.17.

4.7	The Buyer may elect to reduce the number of Deferred Consideration Shares to be issued pursuant to Clause 4.5 by X where X is an amount equal to the amount payable by the Sellers in respect of a Claim that becomes a Settled Claim prior to the Completion Accounts Date but has not otherwise been paid divided by the Issue Price and any reduction to the number of Deferred Consideration Shares shall be borne by the Sellers in the proportions provided alongside their respective names in column 6 of Schedule 1 (subject to adjustment in accordance with Clause 4.16).

4.8	If the Buyer shall have served notice on the Sellers of a bona fide Claim but such claim has not become a Settled Claim prior to the Completion Accounts Date, then the Buyer may elect to retain from the Deferred Consideration Shares such number of Deferred Consideration Shares equal to the Estimated Liability in respect of the relevant Claim divided by the Issue Price until such Claim becomes a Settled Claim, whereupon the amount due on such Claim shall be paid to the Buyer in accordance with Clause 6.17 and the balance (if any) of the Deferred Consideration Shares shall be issued to the Sellers.

4.9	Where the provisions of Clause 4.8 apply and the Buyer has elected to retain Deferred Consideration Shares, the Buyer and the Sellers shall use reasonable endeavours to agree the Estimated Liability in respect of the Claim as soon as possible and in any event within the period of 10 Business Days following notification by the Buyer of such Claim. In the absence of such agreement, the following procedures shall apply:

(a)	the determination of the Estimated Liability shall be referred to Counsel at the request of any party;

(b)	Counsel shall be requested to prepare a written opinion and give notice of that opinion to the relevant parties;

(c)	Counsel shall give his opinion as to whether or not, on the basis of the information before him, the Buyer has a real prospect of succeeding on a balance of probabilities in relation to the relevant Claim, having regard to the terms of this Agreement (including the limitations on liabilities set out in this Agreement);

(d)	where Counsel's opinion states that the relevant Claim is one where the Buyer has a real prospect of succeeding on a balance of probabilities, Counsel shall provide his determination of the Estimated Liability within 15 Business Days of accepting his appointment (or such other period as the Buyer and the Sellers may otherwise agree with Counsel);

(e)	Counsel shall act as an expert and not as arbitrator and his determination regarding the amount of the Estimated Liability shall, in the absence of fraud or manifest error, be final and binding on all the parties;

(f)	Counsel’s fees in making his determination of the Estimated Liability shall be borne by the Buyer and the Seller equally or as Counsel may otherwise direct having regard to the respective conduct of the parties and the merits of their respective arguments in relation to the reference made to him;

(g)	subject always to Clause 4.9(h), where the Counsel's opinion states that the relevant Claim is one where the Buyer has a real prospect of succeeding on the balance of probabilities, the Buyer shall be entitled to continue to retain such number of Deferred Consideration Shares equal to the amount (if any) which Counsel determines to be the Estimated Liability divided by the Issue Price until the Claim becomes a Settled Claim, is waived by the Buyer or lapses due to proceedings not having been raised by the Buyer in accordance with this Agreement. To the extent the withheld number of Deferred Consideration Shares exceeds the Estimated Liability as determined by Counsel divided by the Issue Price, the Buyer shall be required to issue such number of Deferred Consideration Shares equal to the difference to the Seller immediately following Counsel's opinion, such shares to be issued in accordance with Clause 4.5; and

(h)	where Counsel's opinion does not state that the relevant Claim is one where the Buyer has a real prospect of succeeding on the balance of probabilities, the Buyer shall, immediately following Counsel's opinion (or, if later, as soon as reasonably practicable following the Completion Accounts Date), issue to the Sellers the Deferred Consideration Shares due (but without prejudice to the Buyer’s rights to retain a cause of action in respect of the Claim subject always to the terms of this Agreement).

4.10	The Consideration shall be deemed to be reduced by an amount equal to the aggregate amount (if any) due by the Sellers to the Buyer under or pursuant to all Claims made by the Buyer against the Sellers under the Warranties and/or Schedule 8 (Tax Schedule) and/or any Indemnity Claim.

4.11	If any Seller is entitled to a fraction of a Consideration Share, their entitlement shall be rounded up to the nearest whole Consideration Share.

4.12	If a Share Adjustment Notice is received by the Buyer and the Company:

(a)	on or before Completion, the Buyer shall on Completion, conditional only on Admission of the Escrow Consideration Shares, allot and issue the Escrow Consideration Shares to Toziyana Resources Limited and Infinite Treasure Limited in accordance with the number of Escrow Consideration Shares prescribed to be issued to each of them in the Share Adjustment Notice; and

(b)	after Completion, the Buyer shall as soon as reasonably practicable following receipt of the Share Adjustment Notice by the Buyer and the Company, conditional only on Admission of the Escrow Consideration Shares, allot and issue the Escrow Consideration Shares to Toziyana Resources Limited and Infinite Treasure Limited in accordance with the number of Escrow Consideration Shares prescribed to be issued to each of them in the Share Adjustment Notice.

4.13	A Share Adjustment Notice is only valid if it contains all of the information, and is accompanied by the documents, prescribed to be included under the terms of this Agreement.

4.14	The Buyer and the Company shall be entitled to rely on the terms of the Share Adjustment Notice and shall be under no obligation to make any further enquiries of their own as to the number and proportion of Consideration Shares to be allotted to each of Toziyana Resources Limited and Infinite Treasure Limited respectively.

4.15	Subject to the allotment and issue of the Initial Consideration Shares, the allotment and issue of the Escrow Consideration Shares by the Buyer in accordance with Clauses 4.12 shall constitute full and final settlement of the Consideration (save for any Deferred Consideration Shares still to be issued by the Buyer in accordance with the terms of this Agreement) by the Buyer to Toziyana Resources Limited and Infinite Treasure Limited, respectively, and neither Toziyana Resources Limited nor Infinite Treasure Limited shall have any recourse against the Buyer or the Company in respect of the same or otherwise in connection with the terms of a Share Adjustment Notice.

4.16	The proportion of the Consideration received by the Sellers and the apportionment of Claims between the Sellers as set out in column 6 of Schedule 1 shall be varied as between Toziyana Resources Limited and Infinite Treasure Limited with effect from the allotment and issue by the Buyer of the Escrow Consideration Shares so that each of Toziyana Resources Limited and Infinite Treasure Limited bears X% where X equals (A divided by B) multiplied by C and:

A equals the number of Consideration Shares allotted and issued to Toziyana Resources Limited or Infinite Treasure Limited (as applicable)

B equals the total number of Consideration Shares allotted and issued in aggregate to Toziyana Resources Limited and Infinite Treasure Limited

C equals 75.84% (being 100% less the proportion of the Consideration and apportionment of Claims being borne by Baker Steel).

The proportion of the Consideration received by Baker Steel and the apportionment of Claims being borne by Baker Steel shall be as set out in column 6 of Schedule 1 notwithstanding any variation between Toziyana Resources Limited and Infinite Treasure Limited.

5.	Consideration Shares

5.1	Subject to the provisions of Clause 5.2, without the prior written consent of the Buyer (in its absolute discretion), none of the Sellers shall:

(a)	during the six month period from the date of Completion, dispose of, charge or otherwise encumber 50 per cent. of the Consideration Shares legally or beneficially owned by that Seller from time to time or other securities for the time being representing or derived from those shares (whether by way of consolidation, sub-division, capitalisation or rights issue or otherwise);

(b)	during the six month period from the date of Completion, make any disposal of 50 per cent. of the Consideration Shares legally or beneficially owned by that Seller from time to time or other securities for the time being representing or derived from those shares (whether by way of consolidation, sub-division, capitalisation or rights issue or otherwise) except through the Buyer’s broker (“Broker”) in order to ensure an orderly market in the share capital of the Company, provided that if the Broker is unable to arrange for the disposal of such Consideration Shares concerned at a price which is acceptable to the Seller within 10 Business Days (or, where the disposal is of 3% or less of the Consideration Shares legally or beneficially owned by the relevant Seller at that time, 5 Business Days) of being formally instructed in connection with such disposal, the disposal of such Consideration Shares concerned may be effected through a third party broker but only if it is effected:-

(i)	at a price in excess of such price quoted by, and otherwise on terms no less favourable than those offered by, the Broker; and

(ii)	within a further 10 Business Days (or where the disposal is of 3% or less of the relevant Seller’s Consideration Shares, 5 Business Days) of the expiry of the period of 10 Business Days (or 5 Business Days as the case may be) referred to above.

For the purposes of this Clause “disposal” includes directly or indirectly, unconditionally or conditionally, mortgaging, pledging, charging, swapping, assigning, selling, transferring, creating an adverse interest over, granting options or other rights over, subscribing, encumber or otherwise disposing, including agreeing to do the same, and the expression “dispose of” shall be construed accordingly.

5.2	The restrictions contained in Clause 5.1 shall not prohibit any of the Sellers from disposing of Consideration Shares:

(a)	in acceptance of a general offer for the whole of the issued equity share capital of the Buyer (other than any equity share capital held by or committed to the offeror and/or persons acting in concert with the offeror) which has either been recommended by the directors of the Buyer or has become unconditional as to acceptances; or

(b)	by the execution of an irrevocable commitment to accept a general offer for the whole of the issued equity share capital of the Buyer other than equity share capital held by or committed to the offeror (and/or persons acting in connection with the offeror) which has been or is recommended by the directors of the Buyer or where the irrevocable commitment is expressed to be conditional upon such general offer being so recommended; or

(c)	pursuant to any compromise or arrangement providing for the acquisition by any person (or group of persons acting in concert) of 50% or more of the equity share capital of the Buyer and which compromise or arrangement has been sanctioned by the courts; or

(d)	where the disposal is to raise funds for a Seller to satisfy his liability to the Buyer pursuant to any Claim in accordance with Clause 6.17.

5.3	The provisions of Clause 5 are without prejudice to any restrictions on dealings in securities of the Company to which the Seller may be subject pursuant to the Company’s code of dealings in the Company's securities (adopted in compliance with Rule 21 of the AIM Rules) or pursuant to other applicable law or regulation, including but not limited to, the AIM Rules, the Criminal Justice Act 1993, the Financial Services and Markets Act 2000 and MAR.

5.4	Notwithstanding the Relationship Agreement, any other Seller holding, directly or indirectly and together with its Connected Persons, more than 20% of the Common Shares of the Buyer shall, at the request of the Buyer, enter into a relationship agreement with the Buyer in a form similar to the Relationship Agreement.

6.	Warranties

6.1	The Sellers severally warrant to the Buyer that each of the statements set out in Schedule 5 is true, accurate and not misleading.

6.2	The Buyer warrants to the Sellers that each of the statements set out in Schedule 6 is true, accurate and not misleading.

6.3	The Sellers acknowledge and accept that the Buyer is, and the Buyer acknowledges and accepts that the Sellers are, entering into this Agreement for the purchase of the Shares on the basis of and in reliance upon (among other things) the Warranties and the Buyer Warranties (respectively).

6.4	Where any Warranty is qualified by the expression “so far as the Sellers are aware” or “to the best of the knowledge, information and belief of the Sellers”, or any similar expression or qualification, that statement shall be deemed to include an additional statement that it has been made after all reasonable enquiry and shall be deemed to include the knowledge of Victor Gapare, Francis Johnstone and Xiangwei Weng.

6.5	Each of the Warranties and the Buyer Warranties shall be separate and independent and shall not be limited by reference to any other Warranties or the Buyer Warranties, or other provisions of this Agreement.

6.6	The Warranties and the Buyer Warranties are given at the date of this Agreement and shall be deemed to be repeated immediately prior to Completion with reference to the facts then existing. If the Buyer discloses to the Sellers in writing that it has issued or granted an option to subscribe for Common Shares between exchange and Completion and is therefore in breach of warranty 5 of Schedule 6 (Issued Share Capital) by reference to the facts at Completion, the Sellers shall be entitled to terminate this Agreement if Clause 14.2(f) applies, but otherwise shall have no recourse against the Buyer.

6.7	The Sellers shall ensure that no Group Company shall do or omit to do anything which would at any time before or at Completion be inconsistent with any of the Warranties, breach any Warranty or make any Warranty untrue or misleading.

6.8	The Buyer shall ensure that no member of the Buyer’s Group does or omits to do anything which would at any time before or at Completion be inconsistent with any of the Buyer Warranties, breach any Buyer Warranty or make any Buyer Warranty untrue or misleading.

6.9	If, at any time before or at Completion, the Sellers or any of them become aware that a Warranty has been breached, is untrue or is misleading, or has a reasonable expectation that any of those things might occur, they shall immediately:

(a)	notify the Buyer in writing in sufficient detail to enable the Buyer to make an accurate assessment of the situation; and

(b)	if requested by the Buyer, use all reasonable endeavours to prevent or remedy the notified occurrence.

6.10	If at any time before or at Completion, the Buyer becomes aware that a Buyer Warranty has been breached, is untrue or is misleading, or has a reasonable expectation that any of those things might occur, it shall immediately:

(a)	notify the Sellers in writing in sufficient detail to enable the Sellers to make an accurate assessment of the situation; and

(b)	if requested by the Sellers, use all reasonable endeavours to prevent or remedy the notified occurrence.

6.11	The Sellers agree with the Buyer (as trustee for the Company and its employees) to waive any rights or claims which the Sellers might otherwise have in respect of any misrepresentation, inaccuracy or omission in or from any information or advice supplied or given by the Company or its employees in connection with the giving of the Warranties and the preparation of the Disclosure Letter.

6.12	The Warranties and the Buyer Warranties shall remain in full force and effect after Completion.

6.13	Save for the Warranties in paragraphs 1 and 3.2 of Schedule 5, the Warranties are given subject to and are qualified by those facts, matters and circumstances which are Disclosed in the Disclosure Letter, which shall be delivered by the Sellers to the Buyer on signing this Agreement.

6.14	The Sellers shall have no liability for any Claim for breach of Warranty to the extent that the Buyer on the date of this Agreement is actually aware of a matter, fact or circumstance that gives rise to such a Claim and ought reasonably to appreciate that such matter, fact or circumstance gives rise to such a Claim. For this purpose, the actual awareness of the Buyer shall mean the actual awareness of Steve Curtis, Mark Learmonth, Maurice Mason, Adam Chester and Dana Roets, having made all reasonable enquiries of Bowmans Mauritius and Gill, Godlonton & Gerrans in respect of the sale and purchase of the Shares.

6.15	The Buyer acknowledges and agrees that:

(a)	the Warranties are the only warranties given by the Sellers on which the Buyer may rely in entering into this Agreement;

(b)	no representation or warranty is made or given by the Sellers as to the completeness, truth or accuracy of the matters disclosed in the Disclosure Letter or Disclosure Documents; and

(c)	no representation or warranty is made or given by the Sellers as to the accuracy or reasonableness of any forecast, estimate or projection made or provided to the Buyer or any of its advisers (in whatever form).

6.16	The provisions of Schedule 8 (Tax Schedule) shall take effect and be operative from Completion.

6.17	Any liability of the Seller(s) for any Relevant Claim (or, if the Buyer so elects, any other Claim) or to repay any excess Consideration pursuant to Clause 4.6 shall be satisfied as follows:

(a)	the Buyer shall, subject to shareholder approval, buy back such number of Consideration Shares then held by the relevant Seller(s) for an aggregate consideration of 1.00 USD as required to satisfy by set-off that Seller’s liability to the Buyer (such number of Consideration Shares to be bought back being calculated using the Issue Price); or

(b)	to the extent that the Buyer does not have shareholder approval to effect a buy back in accordance with 6.17(a), the Buyer shall procure the sale, through the Buyer’s broker or such other broker (at the absolute discretion of the Buyer), of such number of Consideration Shares then held by the relevant Seller(s) at a price reasonably obtainable on the market as required to satisfy that Seller’s liability to the Buyer (after all deductions for any transfer Tax and reasonably incurred fees, commissions and expenses payable by the Buyer relating to the sale) (such number of Consideration Shares to be transferred being calculated using the Claim Share Price);

(c)	if any Seller has disposed of all or part of its Consideration Shares and there are insufficient Consideration Shares held by that Seller at that time to meet its liability to the Buyer after first buying back or procuring the sale of all of that Seller’s Consideration Shares, the relevant Seller shall then be required to pay the balance of its outstanding liability to the Buyer in cash up to a maximum aggregate amount equal to the proceeds received by that Seller from the sale of the Consideration Shares (“Consideration Share Sale Proceeds”) (and, for the avoidance of doubt, any Escrow Consideration Shares which have not yet been allotted and issued shall be disregarded for the purposes of assessing whether any Seller has insufficient Consideration Shares to meet its liability to the Buyer);

(d)	in the case of Baker Steel, if it holds insufficient Consideration Shares (or Consideration Share Sale Proceeds) to satisfy the full amount of the Residual Liability attributable to it or if it does not pay the cash amounts due to the Buyer pursuant to Clause 6.17(c) or it notifies the Buyer in writing that it does not wish to settle its outstanding liability using its Consideration Share Sale Proceeds pursuant to Clause 6.17(c), in each case within 10 Business Days of such amounts falling due:

(i)	at the option of Baker Steel, Baker Steel may elect to pay the amount of any Residual Liability in cash, capped at a maximum aggregate amount equal to the amount of the NSRA Value plus (to the extent they have not already been paid to the Buyer) its Consideration Share Sale Proceeds; or

(ii)	where Baker Steel does not elect to pay in cash pursuant to Clause 6.17(d)(i), the Buyer (on behalf of itself and the Subsidiary) and Baker Steel agree to:

(A)	where the Reduced NSRA Royalty is a positive number, enter into a NSRA Deed of Variation by executing and delivering (and in the case of the Buyer, also procuring that the Subsidiary executes and delivers) the same simultaneously with the entry into the NSRA Termination Agreement; and

(B)	where the Reduced NSRA Royalty is zero or a negative number, terminate the Net Smelter Royalty Agreement by executing and delivering (and in the case of the Buyer, also procuring that the Subsidiary executes and delivers) the NSRA Termination Agreement, in each case within five Business Days of written notice from the Buyer to Baker Steel, provided that, where the Reduced NSRA Royalty is a negative number, Baker Steel shall be required to settle its Residual Liability first from any Consideration Share Sale Proceeds pursuant to Clause 6.17(c) (to the extent it has not done so already) before the Net Smelter Royalty Agreement is varied and/or terminated pursuant to this Clause 6.17(c) and, after such Consideration Share Sale Proceeds have been applied, if there is still a Residual Liability but the Reduced NSRA Royalty is then a positive number, the parties shall enter into a NSRA Deed of Variation and the NSRA Termination Agreement in accordance with Clause 6.17(d)(ii)(A) and, if there is still a Residual Liability and the Reduced NSRA Royalty is still zero or a negative number, the Net Smelter Royalty Agreement shall be terminated in accordance with Clause 6.17(d)(ii)(B).

6.18	Completion of the buyback or transfer of any Consideration Shares pursuant to Clause 6.17 shall take place as soon as reasonably practicable and in any event no later than two months after (i) the date that the relevant Claim is agreed, settled or finally determined or (ii) in the case of the obligation to pay the excess Consideration pursuant to Clause 4.6, the Completion Accounts Date, whereupon the relevant Seller(s) shall deliver to the Buyer (or its nominee) duly executed transfers of the relevant Consideration Shares in favour of the Buyer (or its nominee) or relevant third party buyer (as applicable).

6.19	Each Seller agrees to vote in favour of any shareholder resolution(s) of the Buyer which may be required in order to give effect to Clause 6.18.

7.	Limitations on Claims

7.1	Subject to Clause 7.3, the Buyer shall give notice in writing of a Warranty Claim, Tax Claim or Indemnity Claim to the Sellers stating the nature of the claim (and such other reasonable details as are available to it) as soon as is reasonably practicable after the Buyer becomes aware that it has or might have a Warranty Claim, Tax Claim or Indemnity Claim and in any event the Sellers shall be under no liability in respect of any Warranty Claim or Tax Claim or Indemnity Claim unless notice is given in respect of it on or before the first anniversary of Completion.

7.2	Subject to Clause 7.3, the liability of the Sellers in respect of any Warranty Claim, Tax Claim or Indemnity Claim, of which notice shall have been given to the Sellers prior to the expiry of the time limit set out in Clause 7.1 shall (if such Warranty Claim, Tax Claim or Indemnity Claim has not been previously satisfied, settled or withdrawn) absolutely cease and determine if proceedings in respect of such Warranty Claim, Tax Claim or Indemnity Claim have not been properly issued and validly served upon the Sellers within six months of the date of such notification or if later, where action is being taken at the request of the Seller in accordance with paragraph 9 (Claims procedure) of Schedule 8, or the Seller is requesting that action be taken, or awaiting any response from a Tax Authority in response to any action taken in respect of a Demand, six months after the latest date of action, a request for action, or a response from the relevant Tax Authority.

7.3	The time limits in Clause 7.1 shall not limit any Warranty Claim, Tax Claim or Indemnity Claim in respect of a liability which is contingent or unascertained where written notice of the Warranty Claim, Tax Claim or Indemnity Claim (giving so far as is practicable the amount and the details of the Warranty Claim, Tax Claim or Indemnity Claim) is given to the Sellers before the expiry of the relevant periods specified in those clauses.

7.4	The Buyer shall not be entitled to make a Warranty Claim to the extent that the matter giving rise to the Warranty Claim is remediable unless:

(a)	within the period of 20 Business Days after becoming aware of such matter, the Buyer shall have given notice thereof to the Sellers; and

(b)	such matter shall not have been remedied to the reasonable satisfaction of the Buyer within the period of 20 Business Days following the giving of such notice.

7.5	The maximum aggregate liability of each Seller for all Relevant Claims shall be limited to the aggregate Issue Price of all of the Consideration Shares received by the relevant Seller and, in the case of Baker Steel, the NSRA Value. If, at the date a Claim becomes a Settled Claim, the Escrow Consideration Shares have not yet been issued, they shall be treated as having been issued to Toziyana Resources Limited for the purposes of determining Toziyana Resources Limited’s cap on its liability.

7.6	Each Seller shall, subject to Clause 4.16, only be liable for the proportion of each Claim set out against its name in column 6 of Schedule 1.

7.7	The Sellers shall be under no liability in respect of any Warranty Claim or Tax Claim if the aggregate liability of the Sellers in respect of all Warranty Claims together with all Tax Claims would (but for this Clause 7.7) have been less than US$750,000 (including costs and interest).

7.8	In relation to a Claim (other than a Tax Claim or Tax Warranty Claim), the Sellers shall not be liable in respect of any such Claim if and to the extent that:

(a)	the Claim would not have arisen but for any act, omission, transaction or arrangement carried out at the request of or with the consent of the Buyer before Completion or pursuant to the terms of this Agreement;

(b)	the Claim would not have arisen but for any act, omission, transaction or arrangement carried out or entered into by any member of the Buyer's Group on or after Completion outside the ordinary course of business of the Company as carried on at the date of this Agreement;

(c)	the Claim would not have arisen but for any reorganisation of any member of the Buyer's Group (including any winding up or cessation of the whole or any part of any business or trade carried on by any member of the Buyer's Group) after Completion;

(d)	the Claim would not have arisen but for any change in the accounting principles, practices or policies of any member of the Buyer's Group introduced or having effect after Completion unless required by any provision of IFRS in place prior to the date of this Agreement;

(e)	subject to Clause 7.9, the loss or damage giving rise to the Claim is actually recovered by any member of the Buyer's Group under any policy of insurance;

(f)	the Claim is based upon a liability which is contingent only or otherwise not capable of being quantified, unless and until such liability becomes an actual liability or becomes capable of being quantified;

(g)	the Claim arises or is increased directly or indirectly as a result of:

(i)	the passing or coming into force of, or any change in, any legislation after the date of this Agreement;

(ii)	any increase in the rate of Taxation or any imposition of new Taxation after the date of this Agreement;

(iii)	the withdrawal or amendment after the date of this Agreement of any extra-statutory concession or other formal agreement or arrangement currently granted by or made with any governmental, fiscal or regulatory body (whether or not having the force of law); or

(iv)	any change after the date of this Agreement in any generally accepted interpretation or application of any legislation or in the policy or practice (whether published or unpublished) of any relevant governmental, fiscal or regulatory body;

(h)	the loss the subject of the Claim has been recovered by the Buyer pursuant to a Claim under any other Warranty or term of this Agreement; or

(i)	the matter giving rise to the Claim has been or is made good or is otherwise compensated for without cost to the Buyer or any other member of the Buyer's Group.

7.9	The Buyer will use all reasonable endeavours to claim on the Group’s insurance policy in respect of any Relevant Claim covered by such insurance, provided that all direct and indirect costs associated with recovery under the relevant insurance policy (including, but not limited to, excess, deductible tax and any resulting increase in the renewal premium) shall be included in the Seller's liability for the Claim and, for the avoidance of doubt, this shall not restrict the Buyer from claiming against the Sellers in respect of the same loss subject always to the Buyer complying with the terms of this Clause 7.9 and not recovering damages more than once in respect of the same loss.

7.10	If a claim, demand or action is made, brought or threatened against the Buyer or any other member of the Buyer's Group by any third party which might lead to a Claim (other than a Tax Claim or Tax Warranty Claim) against the Sellers (a "Third Party Claim"), the Buyer shall:

(a)	procure that the Sellers are notified in writing of the Third Party Claim as soon as practicable after the relevant member of the Buyer's Group becomes aware of the Third Party Claim and in any event by not later than 5 Business Days thereafter; and

(b)	consult with the Sellers in relation to the Third Party Claim and the action to be taken to avoid, dispute, resist, mitigate, settle, compromise or defend the Third Party Claim or appeal any decision, judgment or adjudication with respect thereto (and, for the avoidance of doubt, any such action to be taken shall not require the Sellers’ prior consent).

7.11	None of the limitations in Clauses 7.1 to 7.10 shall apply to any Claim if any liability of the relevant Seller in respect of that Claim arises from, or is increased as a result of fraud on the part of such Seller.

7.12	In respect of any claims against the Buyer under this Agreement, the maximum aggregate liability of the Buyer shall be limited to the aggregate of (i) the aggregate Issue Price of all of the Consideration Shares plus (ii) the NSRA Value.

7.13	The Buyer will not be liable in respect of any claim for a breach of Buyer Warranty unless written notice of such claim has been given by the Sellers by no later than the first anniversary of Completion.

7.14	The Buyer is not entitled to recover damages or otherwise obtain payment, reimbursement or restitution more than once in respect of the same loss or liability.

8.	Odzi and Bembezi

8.1	The Sellers will indemnify the Buyer in respect of, and undertake to pay in cash to the Buyer an amount equal to, all losses suffered or incurred by any member of the Buyer’s Group arising out of or in connection with:

(a)	the warranty in Clause 8.3 not being true, accurate or misleading as at the date of this Agreement and/or Completion;

(b)	any transaction or arrangement entered into by the Group in order to transfer the entire issued share capital of Bembezi out of the Group; and/or

(c)	any transaction or arrangement entered into by the Group in order to transfer Odzi to the Odzi Buyer including but not limited to any costs, expenses, obligations, duties and liabilities incurred by the Subsidiary under the terms of the warranties, indemnities, adjustment provisions in clause 6 and/or any other provision of the Odzi Sale Agreement and/or any Tax payable by the Group or the Buyer’s Group in connection with the transfer; and/or

(d)	Bembezi; and/or

(e)	Odzi (including, without limitation, in relation to any breach by the Odzi Buyer of the payment terms under the Odzi Agreement).

8.2	Any payment made by the Sellers in respect of a claim pursuant to Clause 8.1 shall include an amount in respect of all costs and expenses reasonably and properly incurred by the Buyer’s Group in bringing the relevant claim.

8.3	The Sellers severally warrant to the Buyer that:

(a)	neither the Odzi Buyer (or any subsidiary or holding company of the Odzi Buyer or any subsidiary of such holding company) (the “Odzi Group”) nor, so far as the Sellers are aware, any officer or affiliate acting for or on behalf of the Odzi Buyer, is a person, or is owned or controlled by a person that is the subject of any Sanctions or described or designated in the most current version of any relevant Sanctions List or currently subject to any Sanctions; further, so far as the Sellers are aware, no member of the Odzi Group or any of its joint venture partners or subdivisions of such person or entity is currently operating in or from, or organised or resident in, a country or territory that is the subject of country or territory wide Sanctions or listed on any relevant Sanctions List; and

(b)	for the past five years, no member of the Odzi Group has engaged in, and no member of the Odzi Group is now engaged in, any dealings or transactions with any individual or entity that at the time of the dealing or transaction is or was the subject or the target of Sanctions or with any country, region or territory that is the subject or the target of Sanctions.

8.4	From Completion until completion of the sale of Odzi, the Buyer shall procure that Odzi is operated and managed in accordance with the reasonable instructions of the Sellers and that, without the prior written consent of the Sellers, Odzi will not enter into any contract or commitment, or borrow any money or incur any indebtedness.

9.	Conduct of Business Before Completion

9.1	From the date of this Agreement until Completion, each Seller shall use all reasonable endeavours to:

(a)	procure that each Group Company will carry on its business in the ordinary and usual course;

(b)	procure that each Group Company shall comply with the requirements of Schedule 4;

(c)	not, and shall procure that each Group Company shall not, do, allow or procure, any act or omission which would render any of the Warranties untrue, inaccurate or misleading if repeated at Completion by reference to the circumstances then subsisting;

(d)	in addition to complying with the requirements of Schedule 4 (and notwithstanding any conflict with those provisions), procure that:

(i)	all income received by the Group is used to discharge liabilities of the Group;

(ii)	no Group Company purchases any asset or takes any action which would increase its liabilities from the date of this Agreement in each case in excess of the aggregate amount of $5,000 in any calendar month without the prior written approval of the Buyer, provided always that this Clause 9.1(d)(ii) shall not apply in relation to the purchase of any asset or increase of any liabilities undertaken or incurred in accordance with the terms of the Tribute Agreement and/or Mining Contract; and

(iii)	the Group does not incur expenditure in excess of the cash received by the Group from the Odzi Consideration and pursuant to the Tribute Agreement and Mining Contract without the prior written approval of the Buyer;

(e)	procure that the relevant Group Company shall, subject to the terms of the Tribute Agreement and the Mining Contract, maintain and protect the Group’s claims and licences in respect of the Mine; and

(f)	procure that the relevant Group Company complies in all material respects with their respective obligations under each Permit and all Applicable Laws.

9.2	Each Seller undertakes to notify the Buyer in writing as soon as reasonably practicable after becoming aware of anything which constitutes or is reasonably likely to constitute a breach of the Sellers’ obligations under Clause 9.1 and to provide the Buyer all material details available to it in relation to such matter.

9.3	Each Seller shall use all reasonable endeavours to procure that, subject to the Buyer complying with its obligations under Clause 9.4, from the date of this Agreement until Completion:

(a)	the Buyer and its advisers and representatives shall be given reasonable access, upon reasonable notice, to the premises and assets of the Company and to all books, records, accounts and documents controlled or used by the Company (including computer programmes) and shall be permitted to take copies of each of the foregoing;

(b)	the directors and employees of the Company shall be instructed to give, as soon as reasonably practicable, all such information and explanations to the Buyer as the Buyer reasonably requests; and

(c)	the Buyer and its technical advisers shall be entitled to have reasonable access to the Mine to perform such drilling, testing and sampling they find reasonably necessary in order to confirm the contents of the Feasibility Study. The parties agree that all samples and other data generated in connection with the Feasibility Study and any technical report connected therewith shall belong to the Group.

9.4	Any activities undertaken by the Buyer in accordance with Clause 9.3 shall be undertaken at the Buyer’s own risk, at its own cost and for its own benefit and the Buyer shall:

(a)	notwithstanding any other provision of this Agreement, not have any authority to, and must not purport to, bind the Sellers or the Company to any obligations;

(b)	conduct all its activities in accordance with the terms of the Permits (including, without limitation, those relating to mining practices, safety requirements and the environment) and in a good, safe and workmanlike manner and using good mining practices;

(c)	carry out all rehabilitation of any land disturbed by it;

(d)	lodge, or meet the full cost of, any performance bonds that are required to be lodged as a result of its activities or proposed activities; and

(e)	comply and procure compliance by its agents, advisors and employees with all Applicable Laws, including environmental laws.

9.5	The Buyer indemnifies and shall keep indemnified the Sellers and the Company at all times against all claims and losses which have accrued or which may accrue directly from the Buyer’s activities (and the activities of the Buyer’s agents, employees, officers and contractors) at the Mine and the exercise of its rights under Clause 9.3. Notwithstanding any other provision of this Agreement, this Clause 9.5 survives termination of this Agreement.

9.6	The Sellers shall procure that from the date of this Agreement until Completion such person as the Buyer may from time to time nominate shall be given the same notices and information as if he were a director and shareholder of the Company and that such person shall be invited and entitled to attend as an observer (but not as a director, shadow director, officer or shareholder) at all board, management and shareholder meetings.

9.7	The Sellers shall indemnify and shall keep indemnified the Buyer and the Buyer’s Group at all times following Completion against all claims and losses which accrue directly from any breach of Clause 9.1(d) (to the extent such losses are not compensated for in the Completion Accounts).

10.	Seller Undertakings

10.1	The Sellers severally undertake and warrant that:

(a)	each Seller is not in the United States or a U.S. Person and is not acquiring the Consideration Shares for the account or benefit of a Person in the United States or a U.S. Person;

(b)	each Seller is not acquiring the Consideration Shares as a result of any form of “directed selling efforts” within the meaning of Rule 902(c) of Regulation S under the U.S. Securities Act;

(c)	each Seller is not receiving the Consideration Shares from the Buyer with a view to, or for the resale of such Consideration Shares in connection with, the distribution or disposition thereof in violation of the U.S. Securities Act or any applicable state securities laws;

(d)	each Seller will not offer or sell, directly or indirectly, any of the Consideration Shares unless such securities are registered under the U.S. Securities Act and qualified under applicable state securities laws or unless exemptions therefrom are available;

(e)	each Seller has sought its own counsel and acknowledges that it understands any resale restrictions under Regulation S and Rule 144 under the U.S. Securities Act applicable to the Consideration Shares; and

(f)	no “bad actor” disqualifying event described in Rule 506(d)(1)(i)-(viii) of the U.S. Securities Act (a “Disqualification Event”) is applicable to any of the Sellers or, to each Seller’s knowledge, with respect to each Seller, any Person listed in the first paragraph of Rule 506(d)(1), except for a Disqualification Event as to which Rule 506(d)(2)(ii–iv) or (d)(3), is applicable.

10.2	The Sellers acknowledge that the Buyer is required to refuse to register any transfer of such shares not made pursuant Regulation S, pursuant to an effective registration under the U.S. Securities Act and qualification under applicable state securities laws or pursuant to other available exemptions from registration and qualification.

10.3	Up to and for a period of 12 months after Completion, each Seller shall use its reasonable endeavours to assist the Buyer with the Restructuring.

11.	Exchange and Completion

11.1	On the date of this Agreement, the Buyer shall procure that a member of the Buyer’s Group shall, and the Sellers shall procure that the Subsidiary shall, enter into the Tribute Agreement and the Mining Contract and deliver duly executed copies to each other.

11.2	Unless this Agreement is previously terminated in accordance with its terms, Completion shall take place on the third Business Day following satisfaction or waiver in accordance with Clause 3 of the Conditions at such time and place as may be agreed between the parties.

11.3	At Completion the Sellers shall:

(a)	deliver or cause to be delivered the documents and evidence set out in Part 1 of Schedule 3;

(b)	procure a board meeting of each Group Company is held at which the matters identified in Part 2 of Schedule 3 are carried out;

(c)	procure that the share register of the Company be amended to record the transfer of all the Shares from the Sellers to the Buyer and deliver to the Buyer a copy of the updated share register, duly certified as a true copy by the secretary of the Company;

(d)	procure that the secretary of the Company shall update the register of directors to reflect the appointment of the Buyer’s nominees to the board of directors of the Company and the resignations of Francis Johnstone and Xiangwei Weng from the board of directors of the Company in each case in accordance with the Mauritius Companies Act of 2001 and the Constitution, complete the necessary filings at the local authorities and deliver to the Buyer a true certified copy of the updated register of directors;

(e)	procure that the secretary of the Subsidiary shall update the register of directors to reflect the appointment of the Buyer’s nominees to the board of directors of the Subsidiary and the resignations of Edgar Taurai Nyamupingidza, Francis Johnstone and Xiangwei Weng from the board of directors of the Subsidiary, together with the appointment of such person as notified by the Buyer to the Sellers in writing as the secretary of the Subsidiary, complete the necessary filings at the local authorities and deliver to the Buyer a true certified copy of the updated register of directors and updated register of company secretary;

(f)	procure that the secretary of Odzi shall update the register of directors to reflect the appointment of the Buyer’s nominees to the board of directors of Odzi, complete the necessary filings at the local authorities and deliver to the Buyer a true certified copy of the updated register of directors; and

(g)	deliver any other document referred to in this Agreement as being required to be delivered by them at Completion.

11.4	At Completion the Buyer shall:

(a)	allot and issue the Initial Consideration Shares to the Sellers in the amounts set out in column 3 of Schedule 1;

(b)	if a Share Adjustment Notice has been received by the Buyer and the Company before or on Completion, allot and issue the Escrow Consideration Shares to Toziyana Resources Limited and Infinite Treasure Limited in the amounts specified in the Share Adjustment Notice; and

(c)	provided he has satisfied the due diligence checks required by the Buyer’s AIM nominated adviser and the AIM Rules, appoint Victor Robinson Gapare as a director of the Buyer.

11.5	If for any reason the provisions of Clause 11.3 are not fully complied with by 5 p.m. (Greenwich Mean Time) on the date on which Completion is due to take place, the Buyer may elect (in addition and without prejudice to all other rights and remedies available to it) to:

(a)	proceed to Completion; or

(b)	defer Completion until such time within 5 Business Days as the Buyer shall specify (and this provision of this Clause shall apply to Completion as so deferred); or

(c)	terminate this Agreement in which case the provisions of Clause 14 shall apply.

11.6	If for any reason the provisions of Clause 11.4 are not fully complied with by 5 p.m. (Greenwich Mean Time) on the date on which Completion is due to take place, the Sellers may elect (in addition and without prejudice to all other rights and remedies available to them) to:

(a)	proceed to Completion; or

(b)	defer Completion until such time within 5 Business Days as the Sellers shall specify (and this provision of this Clause shall apply to Completion as so deferred); or

11.7	terminate this Agreement in which case the provisions of Clause 14 shall apply.

11.8	The Sellers shall provide reasonable assistance and such documentation as the Buyer may reasonably require to the Buyer to enable the Buyer to make a notification of change in control filing with the Mauritius Financial Services Commission together with the filing of a certified copy of an updated register of members and resolutions approving the change in control of the Company shall be filed to the Mauritius Registrar of Companies, in each case, as soon as reasonably practicable and, in any event within 8 Business Days of Completion.

12.	Loan Accounts

The Sellers shall procure that on Completion:

12.1	all indebtedness due from any Seller or any person connected with any Seller to the Company or any Group Company is satisfied in full; and

12.2	the Company and each Group Company is irrevocably and unconditionally released from all guarantees given by it other than a guarantee in respect only of the liabilities of another Group Company.

13.	Confidentiality

13.1	In this Clause:

Confidential Information	means all information received or obtained by a party as a result of or for the purpose of entering into or performing this Agreement and which relates to:

(a) the negotiations concerning this Agreement;

(b) the provisions of this Agreement;

(c) the subject matter of this Agreement; or

(d) another party to this Agreement.

13.2	Save as provided by Clause 13.3 each party shall, and shall procure that any person connected with it and its officers and employees shall, keep confidential and not disclose to any person any Confidential Information.

13.3	A party may disclose or permit the disclosure of Confidential Information:

(a)	to its directors, officers, employees, legal or other professional advisers, to the extent necessary to enable it or them to perform or cause to be performed or to enforce any of its rights or their obligations under this Agreement;

(b)	(in the case of the Buyer only) to any bona fide prospective assignee permitted under Clause 16 (provided that such assignee undertakes to be bound by confidentiality obligations equivalent to those contained in this Clause);

(c)	when required to do so by law or by or pursuant to the rules or any order of any court, tribunal or agency of competent jurisdiction;

(d)	to the extent that the Confidential Information has become publicly available or generally known to the public at the time of such disclosure otherwise than as a result of a breach of this Clause;

(e)	if such disclosure is expressly permitted by some other provision of this Agreement or if the other parties has or have given prior written approval to the disclosure; or

(f)	when required by any securities exchange, regulatory or governmental body having jurisdiction over the party seeking to make disclosure including the Financial Conduct Authority or the London Stock Exchange whether or not the requirement for disclosure has the force of law.

13.4	In the case of any proposed disclosure pursuant to Clause 13.3(c), information may only be disclosed after such consultation with (in the case of a proposed disclosure by the Buyer) the Sellers or (in the case of a proposed disclosure by the Sellers) the Buyer as shall be reasonably practicable in the circumstances.

13.5	The obligations in this Clause shall continue to apply after Completion or termination of this Agreement without limit in time.

13.6	The provisions of this Clause 13 shall not apply with respect to the Feasibility Study or any information contained therein, to the extent that they are required to be publicly filed on SEDAR.

14.	Termination

14.1	If between the date of this Agreement and Completion the Buyer becomes aware that:

(a)	either:

(i)	the Sellers were in material breach of any of the Warranties as at the date of this Agreement; or

(ii)	any matter or circumstance has occurred which would render any of the Warranties untrue, inaccurate or misleading in any material respect when repeated at Completion,

and the Sellers do not remedy the relevant fact, matter or circumstance in accordance with Clause 7.3;

(b)	the Sellers are in material breach of Clause 9;

(c)	any licence or mining claim that affects the business of the Group has been terminated or amended in any materially adverse respect;

(d)	any government or other governmental authority has:

(i)	commenced any proceedings or investigation for the purpose of prohibiting or otherwise challenging the transactions contemplated by this Agreement; or

(ii)	enacted any legislation (including any subordinate legislation) or order, or imposed any condition which would prohibit, materially restrict or materially delay the implementation of the transactions contemplated by this Agreement; or

(e)	any Material Adverse Change has occurred in respect of the Group,

the Buyer shall be entitled to terminate this Agreement by notice in writing to the Sellers in which case the provisions of Clause 14.2 shall apply.

14.2	If between the date of this Agreement and Completion the Sellers become aware that:

(a)	either:

(i)	the Buyer is in material breach of any of the Buyer Warranties as at the date of this Agreement; or

(ii)	any matter or circumstance has occurred which would render any of the Buyer Warranties untrue inaccurate or misleading if repeated at Completion by reference to the circumstances then subsisting,

and the Buyer does not remedy the relevant fact, matter or circumstance within 10 Business Days of receiving notice from the Sellers;

(b)	there has been a related party transaction relating to the Buyer’s Group within the meaning of rule 13 of the AIM Rules;

(c)	excluding the transaction the subject of this Agreement, the Buyer makes an acquisition or series of acquisitions which, individually or jointly, constitute a substantial transaction within the meaning of rule 12 of the AIM Rules;

(d)	the admission of the depositary interests representing the Common Shares to trading on AIM is cancelled;

(e)	the Common Shares or depository interests or receipts representing the Common Shares are admitted to trading to any market other than AIM, the NYSE American or the VFEX;

(f)	save for the issue and allotment of the Consideration Shares, the issue of Common Shares or securities representing Common Shares pursuant to awards made under the Buyer’s Omnibus Equity Incentive Compensation Plan and the grant of options exercisable over 10,000 Common Shares, the Buyer issues or grants rights to subscribe for or convert any security into more than 128,331 Common Shares without offering the Sellers a similar right to participate in such subscription or conversion;

(g)	more than three directors join or leave the Board other than where directors stand down and offer themselves for re-election at an annual general meeting of the Buyer and are re-elected;

(h)	the Buyer or any member of the Buyer’s Group cease to have good title to or disposes of any interest it holds in the Blanket Mine; or

(i)	any member of the Buyer’s Group becomes subject to any litigation where the potential liability to the Buyer’s Group exceeds US$1,000,000; or

(j)	there otherwise occurs a Material Adverse Change in respect of the Buyer,

any of the Sellers shall be entitled to terminate this Agreement by notice in writing to the Buyer in which case the provisions of Clause 14.3 shall apply.

14.3	If this Agreement is terminated under Clause 3.6, 11.5, 14.1, or 14.2 the parties shall have no further liability or obligation under this Agreement except in respect of:

(a)	Claims which arose before termination or gave rise to termination; and

(b)	those provisions of this Agreement which are expressed to survive termination of this Agreement and the relevant provisions of Clauses 15 to 26 (inclusive).

14.4	If between the date of this Agreement and Completion the Buyer becomes aware of any matter or circumstance which would entitle it to terminate this Agreement pursuant to Clause 14.1 and it elects to proceed to Completion notwithstanding such matter or circumstance, the Buyer shall not have a Claim against any Seller under this Agreement in respect of that matter or circumstance.

15.	Remedies and Waiver

15.1	No breach by any party of any provision of this Agreement shall be waived or discharged except with the express written consent of the other parties.

15.2	Save as expressly set out in this Agreement, no failure or delay by the Buyer or Sellers in exercising any right, power or privilege under this Agreement shall operate as a waiver of that right, power or privilege and no single or partial exercise by the Buyer or Sellers of any right, power or privilege shall preclude any further exercise of that right, power or privilege or the exercise of any other right, power or privilege.

15.3	The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights and remedies provided by law or otherwise.

15.4	No party shall be entitled to rescind this Agreement or treat this Agreement as rescinded and, according, each party waives all and any rights to rescind this Agreement it may have in respect of such matter (howsoever arising or deemed to arise), other than any such rights arising in respect of fraud of the other party.

16.	Successors and Assigns

16.1	This Agreement shall be binding upon each party’s successors and personal representatives (as the case may be).

16.2	The Buyer shall be entitled to assign or otherwise transfer its rights and benefits under this Agreement or any document entered into pursuant to this Agreement without consent to any member of the Buyer’s Group, provided that if the assignee ceases to be a member of the Buyer’s Group it must immediately assign all of its rights and benefits under this Agreement and any document entered into pursuant to this Agreement back to the Buyer. Subject thereto, none of the rights of the parties under this Agreement may be assigned or transferred.

16.3	The Buyer shall be entitled to charge and/or assign the benefit of its rights under this agreement to a bank or financial institution by way of security and may grant an Encumbrance or security interest to any such bank or other financial institution.

17.	Non-Merger on Completion

This Agreement shall notwithstanding Completion remain in full force and effect as regards any of the provisions remaining to be performed or carried into effect and (without prejudice to the generality of the foregoing) in respect of all undertakings and Warranties.

18.	Illegality and Unenforceability

If any term or provision in this Agreement shall in whole or part be held to any extent to be illegal or unenforceable under any enactment or rule of law that term or provision or part shall to that extent be deemed not to form part of this Agreement and the enforceability of the remainder of this Agreement shall not be affected.

19.	No Partnership/Agency

Nothing in this Agreement is intended to or shall operate to create a partnership or joint venture of any kind between the parties, or, unless expressly stated, to authorise any party to act as agent for any other, and no party shall have authority to act in the name or on behalf of or otherwise to bind any other in any way.

20.	Further Assurance

The Sellers shall at any time after the date hereof, at the request of the Buyer, execute all such documents and do all such acts and things as the Buyer may require for the purpose of vesting the Shares in the Buyer (or as it in writing directs) and giving to the Buyer the full benefit of all the provisions of this Agreement.

21.	Variations

No variations of this Agreement shall be effective unless made in writing and signed by or on behalf of each of the parties to this Agreement.

22.	Announcements

22.1	Save as provided in Clause 22.2, a party shall not make (and shall procure that no person connected with it nor any of its directors, officers or employees shall make) any public announcement in connection with this Agreement or any matter arising therefrom without the prior written approval of the other party, such approval not to be unreasonably withheld or delayed.

22.2	A party may make a public announcement in relation to the subject matter of this Agreement if required by:

(a)	law or by or pursuant to the rules or any order of any court, tribunal or agency of competent jurisdiction; or

(b)	any securities exchange, regulatory or governmental body having jurisdiction over it including the Financial Conduct Authority or the London Stock Exchange or the Panel on Takeovers and Mergers.

22.3	Where any such announcement is required to be as permitted by Clause 22.2, the party wishing to make such announcement shall, to the extent it is legal and practicable to do so, consult with the other parties as to the timing and content of such announcement.

22.4	The obligations in this Clause 22 shall continue to apply after Completion or termination of this Agreement without limit in time.

23.	Notices

23.1	Any notice to be given under this Agreement shall be given in writing signed by or on behalf of the party giving it.

23.2	Any such notice may only be served:

(a)	personally by giving it to an individual who is party or to any director or the secretary of any company which is a party;

(b)	by leaving it at or sending it by prepaid first class post (or by airmail if overseas) to the address of the party to be served which is referred to for that purpose in this Agreement or if another address elsewhere shall have been notified by that party to all the other parties for the purposes of this Clause by notice given in accordance with this Clause 23.2(b) then to the address of such party which shall have been so notified, for which purpose the latest notification shall supersede all previous notifications; or

(c)	by e-mail (in which case it shall be deemed to have been signed by or on behalf of the party giving it) to the e-mail address for the party to whom it is being sent.

23.3	Notices shall be deemed served as follows:

(a)	in the case of personal service, at the time of such service;

(b)	in the case of leaving the notice at the relevant address, at the time of leaving it there;

(c)	in the case of service by post, on the second Business Day following the day on which it was posted and in the case of air mail on the sixth Business Day (or in the case of a recipient in Zimbabwe, the fifteenth Business Day) after posting and in proving such service it shall be sufficient to prove that the notice was properly addressed, stamped and posted in the United Kingdom; or

(d)	in the case of service by e-mail, on the Business Day following the day on which it was transmitted and in proving such service it shall be sufficient to prove that the e-mail address was correct and that there was no evidence that such transmission has been interrupted.

24.	Costs and Expenses

Each party will pay its own costs and expenses in relation to the negotiation, preparation, execution and carrying into effect of this Agreement.

25.	Payments under this Agreement

25.1	Save as expressly provided otherwise, all payments to be made by the Sellers under this Agreement shall be made free from any right of counterclaim or set off and without deduction or withholding other than any deduction or withholding required by law. If the Sellers make a deduction or withholding required by law from a payment under this Agreement:

(a)	the sum due shall be increased to the extent necessary to ensure that, after the making of any deduction or withholding, the Buyer receives and retains a sum equal to that sum it would have received had no deduction or withholding been made;

(b)	the Sellers shall account to the relevant Taxation Authority for the amount deducted or withheld; and

(c)	the Sellers shall give the Buyer a certificate or official receipt of the amount for which they accounted to the relevant Taxation Authority.

If any payment to the Buyer under this Agreement is subject to Tax (or would be subject to Tax if there were sufficient profits), the Sellers shall pay to the Buyer an amount (after taking into account Tax payable in respect of that amount) that will ensure that the Buyer receives and retains a sum (after Tax) equal to the sum it would have received had the payment not been subject to Tax.

25.2	Subject to Clause 25.3, where a sum is required to be paid under this Agreement but is not paid before or on the date the parties agreed, the party in default shall also pay interest at the rate of 2% per annum above the base lending rate for the time being of the Bank of England on that sum for the period beginning with that date and ending with the date the sum is paid. Interest shall accrue on a daily basis and be compounded quarterly. This Clause 25.2 is without prejudice to any claim for interest under the law.

25.3	In the event of interest becoming payable pursuant to Clause 25.2 and under the Net Smelter Royalty Agreement, Clause 25.2 shall not apply and interest shall only be payable in accordance with the terms of the Net Smelter Royalty Agreement.

26.	Inadequacy of Damages

Without prejudice to any other rights or remedies that a party may have, each party acknowledges and agrees that damages alone may not be an adequate remedy for any breach of the terms of Clause 5, Clause 8 or Clause 13 by a party. Accordingly, a party may be entitled to the remedies of injunction, specific performance or other equitable relief for any threatened or actual breach of the terms of Clause 5, Clause 8 or Clause 13 of this Agreement.

27.	Whole Agreement

27.1	This Agreement, together with the agreements entered into pursuant to this Agreement, constitutes the entire and the only legally binding agreement between the parties and supersedes all previous agreements between the parties.

27.2	Each of the parties acknowledges that in agreeing to enter into this Agreement it has not relied upon any representation, warranty, collateral contract or other assurance (except those set out in this Agreement) made by or on behalf of any other party before the signature of this Agreement. Each of the parties waives all rights and remedies which, but for this Clause, might otherwise be available to it in respect of any such representation, warranty, collateral contract or other assurance provided that nothing in this Clause shall operate to limit or exclude liability for fraudulent misrepresentation or the tort of deceit on the part of any of the parties.

28.	Counterparts

This Agreement may be executed as two or more documents in the same form and execution by all of the parties of at least one of such documents will constitute due execution of this Agreement. All counterparts when executed and delivered will be an original, but all counterparts will together constitute one and the same agreement.

29.	Rights of Third Parties

The Contracts (Rights of Third Parties) Act 1999 shall not apply to this Agreement and unless specifically herein provided no person other than the parties to this Agreement shall have any rights under it nor shall it be enforceable by any person other than the parties to it, whether pursuant to the above Act or otherwise howsoever.

30.	Governing Law and Jurisdiction

30.1	Any dispute or claim arising out of or in connection with this Agreement or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the law of England and Wales.

30.2	Any dispute arising out of or in connection with:

(a)	this Agreement, including any question regarding its existence, validity or termination; or

(b)	the Consideration Shares (whether under this Agreement, the Articles of Association of the Buyer or otherwise),

shall be referred to and finally resolved by arbitration under the Rules of the London Court of International Arbitration, which Rules are deemed to be incorporated by reference into this clause, and:

(c)	the number of arbitrators shall be one;

(d)	the seat, or legal place, of arbitration shall be London, United Kingdom; and

(e)	the language to be used in the arbitral proceedings shall be English.

30.3	Baker Steel and the Buyer (on behalf of itself and the Subsidiary) agree that the provisions in Clauses 1.3 and 3.6 of the Net Smelter Royalty Agreement shall not apply to any dispute over a Quarterly Royalty payment (as defined in the Net Smelter Agreement) which has been reduced or terminated pursuant to Clause 6.17(d)(ii), which shall be considered final (and non-contestable) save where disputed in accordance with the terms of this Agreement.

30.4	Each of the Sellers hereby appoint Gravitas Nominees Limited of 5th Floor, One New Change, London EC4M 9AF, as its agent for service of process, or such other agent(s) with offices in England as the Sellers or any of them may notify to the Buyer for the purpose. Each of the Sellers shall procure that, so long as it is under any liability contingent or otherwise to the Buyer under or in connection with this Agreement, there shall be in force such an appointment as aforesaid and, failing such appointment by any of them within 30 days after demand by the Buyer, the Buyer shall be entitled to appoint at the Sellers’ expense any person of the Buyer’s choice to act as such agent.

30.5	The Sellers irrevocably consent to any process in any legal action or proceedings in connection with this Agreement being served on it in accordance with the provisions of this Agreement relating to service of notices of claims. Nothing contained in this Agreement shall affect the right to serve process in any other manner permitted by law.

AS WITNESS the hands of the parties hereto or their duly authorised representatives the day and year first before written.

SCHEDULE 1

Sellers’ Shareholdings and Consideration Split

(1) Name and address of Sellers	(2) Shares held in Company as at the date of this Agreement	(3) No of Initial Consideration Shares to be allotted on Completion	(4) No of Deferred Consideration Shares to be allotted (subject to adjustment)	(5) Total Consideration Shares (subject to adjustment)	(6) Apportionment of Claims and Consideration adjustment[1]
Toziyana Resources Limited of c/o Maitland (Mauritius) Limited, Suite 420, 4th Floor Barkly Wharf, Le Caudan Waterfront, Port-Louis, Mauritius	1,114,474	2,279,074	121,112	2,422,241[2]	50.23%
Infinite Treasure Limited of P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands	568,151	1,386,723	95,040	1,459,708[3]	25.61%

_______________

1 Subject to any adjustment in accordance with Clause 4.16.

2 Subject to increase up to 2,863,336 if all of the Escrow Consideration Shares are to allotted and issued to Toziyana Resources Limited pursuant to a Share Adjustment Notice.

3 Subject to increase up to 1,900,803 if all of the Escrow Consideration Shares are to allotted and issued to Infinite Treasure Limited pursuant to a Share Adjustment Notice.

(1) Name and address of Sellers	(2) Shares held in Company as at the date of this Agreement	(3) No of Initial Consideration Shares to be allotted on Completion	(4) No of Deferred Consideration Shares to be allotted (subject to adjustment)	(5) Total Consideration Shares (subject to adjustment)	(6) Apportionment of Claims and Consideration adjustment[1]
Baker Steel Resources Trust Limited of Arnold House, St Julian’s Avenue, St Peter Port, Guernsey, Channel Islands (whose Shares are registered in the name of HSBC Nominees Limited as nominee)	535,943	760,000	40,000	800,000	24.16%
Escrow Consideration Shares				441,095[4]
TOTAL	2,218,568	4,425,797	256,152	5,123,044	100%

_______________

4 To be allotted and issued to Toziyana Resources Limited and/or Infinite Treasure Limited (up to an aggregate total of 441,095 Consideration Shares) in accordance with the terms of a Share Adjustment Notice.

SCHEDULE 2

Part 1

Particulars of the Company

Registered Number:	Bilboes Gold Limited

Place and Date of Incorporation:	Mauritius on 13 March 2008

Issued Share Capital:	2,218,568 ordinary shares of US$1.00 each.

Registered office:	Maitland (Mauritius) Limited, Suite 510, 4th floor, Barkly Wharf, Le Caudan Waterfront, Port Louis, Mauritius

Directors:	Victor Robinson Gapare, Francis Johnstone, Udayesing Bheergoonath, Ashvin Duljeet, Xiangwei Weng

Secretary:	Maitland (Mauritius) Limited

Accounting Reference Date:	31 December

Auditors:	BDO Mauritius

Part 2

Particulars of the Subsidiary

Name:	Bilboes (Holdings) Private Limited

Registered Number:	113/82

Place and Date of Incorporation:	Harare (Zimbabwe), 10 February 1982

Issued Share Capital:	1,572,387 ordinary shares of US$0.01 each; 29,655 preference shares of US$0.01 each

Registered office:	3 Cecil Rhodes Drive, Newlands, Harare, Zimbabwe

Directors:	Edgar Taurai Nyamupingidza, Francis Johnstone, Jean Maguranyanga (Alternate for Victor Gapare), Victor Robinson Gapare, Enock Simbarashe Chimedza, Xiangwei Weng

Secretary:	Darlington Mabvoro

Accounting Reference Date:	31 December

Auditors:	BDO Zimbabwe

Shareholders:	Bilboes Gold Limited

Particulars of Odzi

Name:	Odzi Resources Zimbabwe (Private) Limited

Registered Number:	5993/2014

Place and Date of Incorporation:	Harare, Zimbabwe, 18 July 2014

Issued Share Capital:	2 Ordinary shares

Registered office:	3 Cecil Rhodes Drive, Newlands, Harare, Zimbabwe

Directors:	Victor Gapare

Enock Simbarashe Chimedza

Jones Bishi

Secretary:	Darlington Mabvoro

Accounting Reference Date:	31 December

Auditors:	N/A

Shareholders:	Bilboes Holdings (Private) Limited

SCHEDULE 3

Part 1
Completion

At Completion, the Sellers shall deliver or cause to be delivered to the Buyer the following documents:

1.	written dated share transfer forms in the form required under Mauritian law for all the Shares, duly executed by the registered holders in favour of the Buyer or its nominee(s);

2.	to the extent any share certificate(s) representing the Shares were issued, the share certificate(s) representing the Shares in the names of the registered holders (or, in the case of any share certificate found to be missing, an indemnity in respect of the same in a form reasonably acceptable to the Buyer); and to the extent that share certificates were not issued in respect of any of the Shares, a certified copy of the register of members of the Company, evidencing ownership of the Shares;

3.	the original of any power of attorney under which any document to be delivered to the Buyer under paragraph 1 has been executed;

4.	certified true copies of the statutory registers and minute books of the Company written up to the time of Completion (comprising the constitution; minutes and resolutions of directors/shareholders within the last 7 years; names and addresses of current directors; share registers), the common seal if any, certificate of incorporation and any certificates of incorporation on change of name together with written confirmation that the same are kept at the registered office of the Company;

5.	the statutory registers and minute books of the other Group Companies written up to the time of Completion, the common seal if any, certificate of incorporation and any certificates of incorporation on change of name;

6.	a certified copy of the minutes of the board meetings held pursuant to Part 2 of this Schedule 3;

7.	a statement from the Group’s bank(s) giving the balance of each account held at the close of business two Business Days before Completion and bank reconciliation statements from the date of the bank statements to the date of Completion;

8.	the originals of all title deeds including lease agreements and all registration and inspection certificates relating to the Project;

9.	letters of resignation from Francis Johnstone and Xiangwei Weng as Directors, Edgar Taurai Nyamupingidza, Francis Johnstone and Xiangwei Weng as directors of the Subsidiary and from the secretary of the Subsidiary, in each case acknowledging under seal that he has no claim against the relevant Group Company whether for loss of office or otherwise;

10.	a duly executed ordinary resolution of the shareholders of the Company resolving to appoint those persons nominated by the Buyer in writing to the Company on the board of directors of the Company in accordance with the Mauritius Companies Act 2001;

11.	written confirmation from the secretary of the Company that there is no entry in the register of pledges of the Company and no Encumbrance has been created over the shares issued by the Company or the assets owned by the Company;

12.	the Company’s cheque books in current use;

13.	such waivers or consents as the Buyer has prior to Completion specified to enable the Buyer or its nominee to be registered as the holder of the Shares (including a special resolution passed by the shareholders of the Company waiving all pre-emption rights under the Company’s articles of association);

14.	powers of attorney in a form reasonably acceptable to the Buyer in relation to the exercise of rights attaching to the Shares following Completion;

15.	a certificate of current standing issued by the Registrar of Companies of Mauritius with respect to the Company, dated not earlier than seven days before the date of Completion, in form satisfactory to the Buyer (acting reasonably);

16.	a duly executed deed of termination in respect of the shareholders’ agreement relating to the Company dated 14 January 2013;

17.	the duly executed Net Smelter Royalty Agreement;

18.	the Relationship Agreement, duly executed by Toziyana Resources Limited and Victor Robinson Gapare;

19.	the executive letter of appointment and service contract in each case between the Buyer (or a member of the Buyer’s Group) and Victor Robinson Gapare in the Agreed Form duly executed by Victor Robinson Gapare;

20.	evidence in a form satisfactory to the Buyer of the termination of the tribute agreement referred to in the Odzi Sale Agreement in accordance with the terms of the Odzi Sale Agreement;

21.	certified copies of the board resolutions of each Seller approving the transactions contemplated by this Agreement and authorising each Seller to enter into this Agreement and any other agreement to be entered into by them pursuant to, or in connection with, this Agreement; and

22.	a certified copy of a resolution of the shareholders of the Company, waiving all pre-emption rights and other rights of first refusal in relation to any of the Shares, whether under the constitution of the Company or otherwise.

Part 2
Matters for Board Meetings at Completion

1.	The Company

The Sellers shall cause a board meeting of the Company to be held at Completion at which the following shall take place:

1.1	A resolution to approve and register the transfer of the Shares shall be passed, (subject to the transfers being stamped, if applicable).

1.2	Cancel the original share certificate(s) of the Seller (if any) and issue new share certificate(s) in respect of the Shares to the Buyer.

1.3	Francis Johnstone and Xiangwei Weng shall resign from their offices as directors of the Company with effect from the end of the relevant board meeting.

1.4	Such person(s) as may be notified by the Buyer to the Sellers in writing no later than 2 Business Days before Completion shall be appointed as a director of the Company.

1.5	All the existing bank mandates shall be revoked and/or replaced with new mandates in the form that the Buyer requires.

1.6	The address of the registered office of the Company shall (if required) be changed to the address required by the Buyer.

1.7	The accounting reference date of the Company shall (if required) be changed to the date required by the Buyer.

1.8	Authorise the secretary of the Company to make all necessary filings and notifications to the authorities in Mauritius and to update the register of directors and the share register of the Company evidencing the Buyer as the owner of the Shares.

2.	Subsidiary

The Sellers shall cause a board meeting of the Subsidiary to be held at which the following shall take place:

2.1	Edgar Taurai Nyamupingidza, Francis Johnstone and Xiangwei Weng and the secretary shall resign from their offices as directors of the Subsidiary with effect from the end of the relevant board meeting.

2.2	Such person(s) as may be notified by the Buyer to the Sellers in writing no later than 2 Business Days before Completion shall be appointed as a director of the Subsidiary and/or secretary of the Subsidiary as applicable.

2.3	A resolution to approve and authorise the entry into the Net Smelter Royalty Agreement.

2.4	All the existing bank mandates shall be revoked and/or replaced with new mandates in the form that the Buyer requires.

2.5	The address of the registered office of the Subsidiary shall (if required) be changed to the address required by the Buyer.

2.6	The accounting reference date of the company shall (if required) be changed to the date required by the Buyer.

3.	Odzi

The Sellers shall cause a board meeting of Odzi to be held at which the following shall take place:

3.1	Such person(s) as may be notified by the Buyer to the Sellers in writing no later than 2 Business Days before Completion shall be appointed as a director of Odzi and/or secretary of Odzi (as applicable).

3.2	All the existing bank mandates shall be revoked and/or replaced with new mandates in the form that the Buyer requires.

3.3	The address of the registered office of Odzi shall (if required) be changed to the address required by the Buyer.

3.4	The accounting reference date of Odzi shall (if required) be changed to the date required by the Buyer.

SCHEDULE 4

Conduct Until Completion

1.	The Sellers shall procure that neither the Company nor any Group Company shall, without the prior written consent of the Buyer or in accordance with the terms of the Tribute Agreement and/ or the Mining Contract, prior to Completion:

(a)	undertake any business which is new to it in nature;

(b)	undertake any material transaction;

(c)	make any commitment in the name or on behalf of the Buyer;

(d)	in any material way change the remuneration or terms of employment of any director, employee or secretary of the relevant Group Company or dismiss any director or secretary of a Group Company or any Group Company employee;

(e)	enter into any agreements or exercise any options for the acquisition of any land or interest in land or enter into any agreement for the sale of any land or interest in land;

(f)	grant any lease or third party right of any of the Leased Properties or transfer or otherwise dispose of any of the Leased Properties;

(g)	make any commitment (or series of commitments) involving capital expenditure of more than US$5,000 per calendar month by the relevant Group Company;

(h)	other than Encumbrances arising by operation of law, create any Encumbrance over any of the property or assets of the relevant Group Company nor repay in whole or in part any loan in advance of its repayment date;

(i)	modify any of the rights attached to any shares in the relevant Group Company or create or issue any shares or grant or agree to grant any option over any shares or uncalled capital of the relevant Group Company or issue any securities convertible into shares;

(j)	capitalise or repay any amount standing to the credit or any reserve of the relevant Group Company or redeem or purchase any shares or undertake any other reorganisation of the share capital of the relevant Group Company;

(k)	admit any person (other than a party to this Agreement) whether by subscription or transfer or transmission as a member of the relevant Group Company;

(l)	sell or dispose of any part of the undertaking or any material assets of the relevant Group Company;

(m)	declare or pay any dividend or other distribution;

(n)	alter the constitution of the relevant Group Company;

(o)	give any guarantee or indemnity other than by virtue of any general terms of trade in the ordinary course of its business;

(p)	acquire any shares of any other company or participate in any partnership or joint venture;

(q)	other than in the ordinary course of business, borrow any money (other than daily fluctuations within agreed overdraft limits) or incur any other indebtedness;

(r)	appoint any person as a director of the relevant Group Company or engage any person as a consultant to the relevant Group Company;

(s)	pass any resolution in general meeting;

(t)	enter into or amend any contract or commitment which is not capable of being terminated without compensation at any time with three months’ notice or less or which involves or may involve total annual expenditure in excess of US$5,000;

(u)	other than in the ordinary course of business, take steps to procure payment of any debt or generally in advance of the date on which book and other debts are usually payable in accordance with the standard terms of business of the relevant Group Company or (if different) the period extended to any particular debtor in which to make payment;

(v)	other than in the ordinary course of business, delay making payment to any trade creditor generally beyond the date on which payment of the relevant trade debt should be paid in accordance with the credit period authorised by the relevant creditors (or (if different) the period extended by creditors in which to make the payment); or

(w)	amend any insurance contract, fail to notify any insurance claim in accordance with the provisions of the relevant policy or settle any such claim below the amount claimed.

2.	None of the Sellers shall before Completion:

(a)	dispose of any interest in the Shares or any of them or grant any option or right of pre-emption over, or mortgage, charge or otherwise encumber the Shares or any of them; or

(b)	permit any Group Company to pass any resolution in general meeting.

SCHEDULE 5

Warranties

1.	Capacity and Title

1.1	Each Seller is the legal and beneficial owner of the Shares set out alongside its name in Schedule 1.

1.2	Each Seller has the full power and authority to enter into and perform all of its obligations under this Agreement and each document to be executed by it pursuant to or in connection with this Agreement.

1.3	The signing of, and the performance by each Seller of its obligations pursuant to, this Agreement (and any agreements to be entered into pursuant to this Agreement) will not be a:

(a)	breach of any material contract or agreement to which any relevant Seller is a party;

(b)	breach of any material order, judgment, ordinance or regulation imposed by any regulatory body or court having jurisdiction over any of the Seller; or

(c)	breach of any material Applicable Law.

1.4	No material consent, authorisation, licence or approval of or notice to any Group Company's shareholders or any governmental, administrative, judicial or regulatory body, authority or organisation or other third party is required to authorise the execution, delivery, validity, enforceability or admissibility in evidence of this Agreement which has not been obtained or provided.

2.	Constitutional Documents and Returns

2.1	The copies of the constitutional documents of each Group Company attached to the Disclosure Letter are accurate and complete in all respects.

2.2	The register of members and other statutory books and registers of each Group Company have been properly kept and no notice or allegation that any of them is incorrect or should be rectified has been received.

2.3	All returns, particulars and resolutions to be delivered on behalf of the Group to the Registrar of Companies in Mauritius and the Zimbabwe Companies Registry and have been duly filed in accordance with applicable law.

2.4	All appropriate filings have been or shall be duly made to the relevant authorities in Mauritius in respect of the Company, in particular:

(a)	all annual tax returns have been filed as at the date of this Agreement or shall be filed as at the Completion Date to the Mauritius Revenue Authority; and

(b)	all audited financial statements have been filed as at the date of this Agreement or shall be filed as at the Completion Date to the Mauritius Financial Services Commission.

2.5	All appropriate filings have been or shall be duly made to the relevant authorities in Zimbabwe in respect of the Subsidiary, in particular:

(a)	all annual tax returns have been filed as at the date of this Agreement or shall be filed as at the Completion Date to the Zimbabwe Revenue Authority; and

(b)	all required annual financial statements have been filed as at the date of this Agreement or shall be filed as at the Completion Date to the Zimbabwe Revenue Authority.

3.	Corporate Information

3.1	The Shares constitute the whole of the issued and allotted share capital of the Company and are all fully paid or credited as fully paid.

3.2	There is no Encumbrance or any form of agreement on, over or affecting the Shares set out alongside the Seller's name in Schedule 1 or any uncalled or unissued share capital, debentures or other securities of the Company.

3.3	No person has the right (whether exercisable now or in the future and whether contingent or not) to call for the allotment, conversion, issue, sale or transfer of any share or loan capital or any other security of any kind giving rise to a right over the capital of the Company.

3.4	Odzi is the only subsidiary or subsidiary undertaking of the Company.

3.5	The Company is the legal and beneficial owner of the whole of the issued share capital of the Subsidiary and Odzi, free from all Encumbrances and with all present and future rights attaching to them. The issued share capital of the Subsidiary and Odzi is fully paid or properly credited as fully paid.

3.6	There is no Encumbrance or any form of agreement on, over or affecting any of the issued, unissued or uncalled share capital of the Subsidiary or Odzi.

3.7	No person has the right (whether exercisable now or in the future and whether contingent or not) to call for the allotment, conversion, issue, sale or transfer of any share or loan capital or any other security of any kind giving rise to a right over the capital of the Subsidiary or Odzi save under the Odzi Sale Agreement.

3.8	There are no rights of pre-emption over or restrictions relating to the transfer of the Shares which apply on the sale of the Shares to the Buyer.

4.	Group Companies

4.1	Each Group Company is a company duly incorporated and existing under the laws of its respective jurisdiction, as set out in Schedule 2, is in good standing and has the power and capacity to own its assets and to carry on its business.

4.2	The information on each Group Company set out in Schedule 2 is true and accurate and not misleading.

5.	Compliance with legal requirements and Permits

5.1	Each Group Company has all material leases, tenancies, licences, concessions, permits, authorisations, consents or similar agreements or permissions required by such Group Company to carry on its business in connection with the Mining Claims and the Project, including the Permits (together the "Material Licences").

5.2	All material details of the Permits are set out in the Disclosure Letter.

5.3	Without prejudice to the generality of paragraph 5.1 above:

(a)	the Material Licences are valid and subsisting, the title to each Material Licence and all interest therein is owned by a Group Company free from all Encumbrances;

(b)	all of the relevant original documents of title in relation to the Material Licences are in the possession or under the control of or accessible by the relevant Group Company and are validly executed by such Group Company and the relevant granting authority, are enforceable in accordance with their terms and are duly registered with the appropriate authorities;

(c)	the relevant Group Company has all necessary rights pursuant to the Material Licences to carry out all the exploration, development or, where relevant, production and exploitation operations carried on or proposed to be carried on by or on behalf of the Group Companies in the areas the subject of the Material Licences;

(d)	each Group Company has, or has the benefit of, all necessary rights, easements, interests, covenants (restrictive or positive), conditions, restrictions, exceptions, reservation conditions and other encumbrances necessary in order to enable it to exercise its rights arising from the Material Licences in the manner in which they are currently, or are proposed to be, exercised;

(e)	each Group Company has observed all covenants, restrictions, notices and other obligations in respect of the Material Licences, including, without limitation, all reporting and expenditure obligations;

(f)	the Sellers are not aware of any proposed material condition or requirement being imposed on any Material Licence that a Group Company does not reasonably expect to be able to satisfy or which could be prejudicial to the Project;

(g)	each Material Licence is currently in good standing and all licence fees have been fully paid, no Group Company has received notice of any challenge to, investigation in respect of or threat of forfeiture, revocation, cancellation or non-renewal of any Material Licence and, so far as the Sellers are aware, there are no circumstances which may render any Material Licence liable to forfeiture, revocation, cancellation, challenge or non-renewal; and

(h)	all operations carried out by each Group Company on the area the subject of the Material Licences have been in accordance with the terms of the Material Licences and all applicable legislation and regulations and any orders, consents or permissions made or given thereunder.

5.4	All payments due to be made under the Mining Claims have been paid when due.

5.5	All of the claims owned by the Group but not related to the Project are set out in Schedule 11 and are registered in the name of the Group Company specified in Schedule 11.

5.6	No Group Company has been notified of any non-routine investigation or enquiry in respect of its affairs being or having been conducted by any government or regulatory body, and so far as the Seller is aware there has been no such investigation or enquiry in the past three years and there are no circumstances which currently exist and are likely to give rise to any such investigation or enquiry.

5.7	Each Group Company is conducting and has at all times conducted its business in all respects in accordance with all material Applicable Laws.

5.8	There have been no material amendments to any Material Licence to those disclosed to the Buyer.

5.9	No Group Company nor, so far as the Sellers are aware, any officer or affiliate acting for or on behalf of a Group Company, is a person, or is owned or controlled by a person that is the subject of any Sanctions or described or designated in the most current version of any relevant Sanctions List or currently subject to any Sanctions; further, no member of the Group or any of its joint venture partners or subdivisions of such person or entity is currently operating in or from, or organised or resident in, a country or territory that is the subject of country or territory wide Sanctions or listed on any relevant Sanctions List.

5.10	For the past five years, no Group Company has engaged in, and no Group Company is now engaged in, any dealings or transactions with any individual or entity that at the time of the dealing or transaction is or was the subject or the target of Sanctions or with any country, region or territory that is the subject or the target of Sanctions.

5.11	Each Group Company has at all times obtained the required approvals under all applicable exchange control regulations and conducted its business in accordance with such approvals and regulations.

6.	Accounts and Management Accounts

6.1	The Accounts:

(a)	have been properly prepared in accordance with IFRS and practices and all material Applicable Laws as at the Accounts Date; and

(b)	give a true and fair view of the assets and liabilities and state of affairs of the Company and its Group as at the Accounts Date and its profit or loss and cash flows for the financial year ended on that date.

6.2	No Group Company had at the Accounts Date any material liability (whether actual, deferred, contingent or disputed) or commitment which, in accordance with generally accepted accounting principles and practices (on the basis on which the Accounts have been prepared), should have been disclosed or provided for in the Accounts and which has not been so disclosed or provided for.

6.3	Proper provision or, as appropriate, disclosure in accordance with generally accepted accounting principles (on the basis on which the Accounts have been prepared) have been made for Taxation payable by the Company and its Group.

6.4	The profits and losses of the Group for the period ended on the Accounts Date have not resulted to a material extent from inconsistencies of accounting practice, the inclusion of non-recurring items of income or expenditure, transactions entered into otherwise than on normal commercial terms or any other factors rendering such profits and losses for all or any of such period abnormally high or low.

6.5	The Management Accounts have been properly prepared in accordance with the same accounting policies as used, and on a basis consistent with the basis used, in the preparation of the Accounts and (having regard to the fact that they are not audited) give a reasonable and not misleading view of the assets and liabilities of the Group as at the date of such Management Accounts and the profits and losses, cash flow and capital expenditure of the Group for the period to which the Management Accounts relate and, save as expressly disclosed therein, there were no unusual, exceptional or extraordinary items affecting such Management Accounts.

7.	Events since the Accounts Date

7.1	Since the Accounts Date, each Group Company has carried on their respective businesses in the ordinary and usual course and no Group Company has:

(a)	allotted or issued or agreed to allot or issue any shares or any securities or granted or agreed to grant any right which confers on the holder any right to acquire any shares or other securities;

(b)	declared, paid or made any dividend or other distribution;

(c)	repaid, redenominated, redeemed or purchased any of its share capital or loan capital or agreed to do so;

(d)	reduced its share capital;

(e)	resolved to be voluntarily wound up;

(f)	otherwise than in the ordinary course of business made, or agreed to make, any change (including any change by the incorporation, acquisition or disposal of a subsidiary or a business or material assets in any case for a consideration representing open market value) in the nature or extent of its business;

(g)	other than Encumbrances arising by operation of law and as Disclosed, created, or agreed to create, any Encumbrance over its business, undertaking or over any of its assets;

(h)	appointed new auditors;

(i)	made any change in its accounting reference period;

(j)	made any change in its accounting policies or practices; or

(k)	entered into any contract or commitment of a long term, unusual or onerous nature or which could involve an obligation of a material nature or magnitude.

8.	Indebtedness and guarantees

8.1	Except as disclosed in the Disclosure Letter or provided for in the Accounts or Management Accounts, no Group Company has outstanding indebtedness or loans which exceed US$100,000 in aggregate as at the date of this Agreement.

8.2	There is no agreement or obligation to provide and there is not outstanding any guarantee given by any Group Company for the benefit of any third party in respect of an obligation owed by any Group Company in excess of US$100,000.

8.3	The Sellers and their Connected Persons have not given any guarantee, indemnity, counter-indemnity, bond, letter of comfort or incurred any other similar obligation in respect of a liability or obligation of any Group Company.

8.4	There is no indebtedness owing by any Group Company to any Seller or by any Connected Person of any Seller.

9.	The Properties and other interests in land

9.1	Save with respect to the rights of use of land or property pursuant to the Permits and save in respect of the Leased Properties, the Group has no interest in any land or property.

9.2	No Group Company is in breach of any material obligation in respect of any lease or licence with respect to the Leased Properties.

10.	Environmental matters

For the purposes of this paragraph 10:

Environmental Laws means any statute, common law, rule, regulation, treaty, directive, direction, decision of the court, bye-law, order, notice or demand (in each case having the force of law) of any governmental, statutory or regulatory authority, agency or body in any relevant jurisdiction at the date of this Agreement and concerning Environmental Matters or the environment;

Environmental Licence means any agreement, permission, permit, licence, authorisation, consent, exemption or other approval required by any Group Company pursuant to any Environmental Law;

Environmental Matters means all or any of Relevant Substances, waste, trespass, negligence and nuisance (both common law and statutory nuisance), contaminated land, discharges, releases, emissions or escapes to land, air, groundwater, surface and coastal waters, and sewers, abstraction of water, extraction of natural resources, and conservation or protection of species, habitats, biodiversity, flora and fauna;

Relevant Substance means any substance (in whatsoever form and whether alone or in combination with any other substance) which is subject to regulatory control in any relevant jurisdiction as being hazardous or dangerous and is capable of causing harm or damage to the environment.

10.1	Each Group Company has obtained and maintained in full force and effect all material Environmental Licences required to be obtained by it and, so far as the Sellers are aware, there are no circumstances which may cause any material Environmental Licence to be revoked, suspended, varied or not renewed.

10.2	The Sellers are not aware of a proposal of any material condition or requirement being imposed on an Environmental Licence that the relevant Group Company does not reasonably expect to satisfy.

10.3	Each Group Company complies and has at all times in the past three years complied in all material respects with all Environmental Laws and with its Environmental Licences.

10.4	Within the past three years no material claim, proceeding, prosecution, demand, action, official warning, abatement or other order or notice (conditional or otherwise) relating to Environmental Matters or requiring compliance with the conditions of any Environmental Licence held by a Group Company or with any Environmental Law has been received by any Group Company. So far as the Sellers are aware, no Group Company or any of its assets is subject to any material judicial or administrative proceeding or order in respect of any Environmental Law.

10.5	So far as the Sellers are aware, there has not been any leakage, spillage, release or emission of a Relevant Substance at or from the Project or as a result of the Operations which either:

(a)	is material and contravenes any Environmental Laws or any Environmental Licence; or

(b)	is likely to result in any liability in respect of any Environmental Matters.

11.	Related party transactions

11.1	No Group Company is party to any transaction or arrangement with any shareholder of the Company or director of any Group Company or any of their Connected Persons.

11.2	As at Completion, no member of a Seller’s Group has any claim against a Group Company and no Group Company has any present or future obligation to or in respect of a member of a Seller’s Group, including pursuant to any guarantee.

12.	No other business

No Group Company is conducting any business or activities other than those associated with the Operations.

13.	Employees

13.1	The particulars of the Employees set out in the Disclosure Letter are true and complete and show in respect of each director, officer and employee of the Group all remuneration payable and other benefits provided or which the Group is bound to provide (whether now or in the future) to each such person and include full particulars of all remuneration arrangements (particularly profit sharing, incentive and bonus arrangements to which the Group is a party).

13.2	There is no contract of service in force between any Group Company and any of its directors, officers or employees which is terminable by the Company without compensation on more than three months' notice given at any time. There are no consultancy agreements or management services agreements in existence between the Company and any other person, firm or company, and there are no agreements or other arrangements between the Company or any employers' or trade association of which the Company is a member and any trade union. There are no outstanding pay negotiations with any employees.

13.3	There are no amounts owing to present or former directors, officers or employees of the Company other than not more than one month's arrears of remuneration accrued or due or for reimbursement of business expenses incurred within a period of three months preceding the date of this Agreement and no moneys or benefits other than in respect of remuneration or emoluments of employment are payable to or for the benefit of any present or former director, officer or employee of the Company, nor any dependant of any present or former director, officer or employee of the Company.

13.4	Save to the extent (if any) to which provision or allowance has been made in the Accounts:

(a)	no liability has been incurred or is anticipated by the Company for breach of any contract of employment or for services or for severance payments or for redundancy payments or protective awards or for compensation for unfair dismissal or for failure to comply with any order for the reinstatement or re-engagement of any employee or for sex, religion or belief, age, disability or race discrimination or for any other liability accruing from the termination or variation of any contract of employment or for services and there are no circumstances which could give rise to any such liability;

(b)	no gratuitous payment has been made or promised by the Company in connection with the actual or proposed termination, suspension or variation of any contract of employment or for services of any present or former director, officer or any dependant of any present or former director, officer or employee or consultant of the Company; and

(c)	the Company has not made or agreed to make any payment to or provided or agreed to provide any benefit for any present or former director, officer or employee of the Company.

13.5	No Group Company is under any legal obligation or a party to an arrangement (whether funded or unfunded), to pay pensions, gratuities, superannuation allowances, life assurance benefits, medical or disability benefits or the like, to or for any of its past or present officers or employees or any spouse, widow, widower, child, dependant of any of them or any other person; and there are no retirement benefits, or pension or death benefits, or medical or disability benefits, or similar schemes or arrangements (whether funded or unfunded) in relation to, or binding on any member of the Group or to which any member of the Group contributes or to which any member of the Group has previously contributed (or may become liable to contribute). No proposal has been announced or promise made to establish any schemes, arrangement or practice for the provision of such benefits.

14.	Litigation and regulatory matters

14.1	No Group Company is engaged in any capacity in any litigation, arbitration, prosecution or other legal proceedings or in any material proceedings or hearings before any statutory or governmental body, department, board or agency or other dispute resolution proceedings ("Legal Proceedings"), nor has any Group Company been involved in any such Legal Proceedings during the three years prior to the date of this Agreement. So far as the Seller is aware, no such litigation, arbitration, prosecution or other proceedings are pending and no facts or circumstance exist which are likely to result in any Legal Proceedings.

14.2	So far as the Sellers are aware, there is no outstanding judgment, order, decree, arbitral award or decision of any court, tribunal, arbitrator or governmental agency against any Group Company or any person for whose acts that company may be vicariously liable.

14.3	So far as the Sellers are aware, no material dispute with the employees of any Group Company exists or is threatened and the Sellers are not aware of any existing or threatened labour disturbance by such employees or those of any of its significant suppliers, manufacturers, contractors or customers that could reasonably be expected to result in a Material Adverse Change.

15.	Insolvency

15.1	No Group Company has stopped payment or is insolvent or unable to pay its debts within the meaning of section 123 of the Insolvency Act 1986, or ceased or threatened to cease to carry on its business.

15.2	No order has been made and no resolution has been passed for the winding-up of any Group Company or for a liquidator to be appointed in respect of any Group Company and, so far as the Sellers are aware, no petition has been presented and no meeting has been convened for the purpose of winding-up any Group Company.

15.3	No administration order has been made, and, so far as the Sellers aware, no petition for such an order has been presented in respect of any Group Company.

15.4	No receiver (which expression shall include an administrative receiver) has been appointed in respect of any Group Company or in respect of all or any part of its assets.

15.5	No voluntary arrangement has been proposed under section 1 Insolvency Act 1986 in respect of any Group Company.

15.6	No event analogous to any of the circumstances mentioned in any of the foregoing sub paragraphs of this paragraph 16 has occurred in relation to any Group Company outside England.

16.	Taxation

16.1	All Tax deductible under any Tax Statute (including any liability to account to any Taxation Authority for Pay as you Earn, National Social Security and contributions to the Mine Industry Pension Fund) has, so far as required to be deducted, been deducted from all payments made (or treated as made) by any Group Company. Save as set out in the Management Accounts and the Disclosure Letter, all amounts due to be paid to the relevant Taxation Authority that have been so deducted on or before the date of this agreement have been so paid.

16.2	Details of the VAT debtor set out in the Disclosure Letter are accurate as at the date of this Agreement.

17.	Anti-bribery and Corruption

17.1	Each Group Company, each Seller, and the officers, directors, employees, shareholders, partners, contractors, sub-contractors, intermediaries, representatives and agents of each Group Company and Seller in the course of their respective duties to such companies have complied with:

(a)	all applicable anti-bribery and/or anti-corruption laws, statutes, codes and regulations (collectively, “Anti-Corruption Laws”) of any jurisdiction in which the relevant Group Company or Seller conducts its business; and

(b)	any relevant anti-bribery and anti-corruption obligations pursuant to any contract between the relevant Group Company or Seller and any third party.

17.2	So far as the Sellers are aware, none of the officers, directors, employees, shareholders, partners, contractors, sub-contractors, representatives and agents of any Group Company have, in the course of their activities relating to the business of any Group Company, and no Seller has:

(a)	offered, paid, promised to pay or authorised the payment of (whether directly or indirectly) anything of value to any other person as an inducement or reward for a person to improperly perform or omit a relevant function or activity, to influence the acts or decisions of a government official in that person’s official capacity, to use that person’s influence with a government or its instrumentality to influence an official act or decision, to secure an improper advantage; or

(b)	the purpose was to obtain or retain business, to direct business to any person, or to influence any official actions or decisions with respect to the Permits; and

(c)	such offer, payment, promise of payment, or authorization of payment was unlawful under Applicable Laws, including but not limited to, Anti-Corruption Laws.

For the purposes of this paragraph 18.2 a function or activity is a "relevant function or activity" if such function or activity is commercial or public in nature and expected to be performed in good faith or impartially or in a position of trust including but not limited to any official duties of a public official that is required by law.

For the purposes of this paragraph 18.2 a “government official” includes any officer, employee, or agent of (i) any national, regional, or local government or any department, agency, or instrumentality thereof; (ii) any public international organization; (iii) any political party or candidate for political office; (iv) any state-owned enterprise; or (v) any person acting in an official capacity for or on behalf of the foregoing governmental entities, public international organizations, political parties or candidates, or state-owned enterprises.

17.3	No Group Company, nor any of the officers, directors, employees or agents of any Group Company is involved in any investigation, inquiry, claim or proceedings in relation to any alleged bribery or corruption offence or similar conduct, nor so far as the Sellers are aware are any such investigations, inquiries, claims or proceedings pending or threatened by or against any Group Company or any officer, director, employee or agent of any Group Company, nor so far as the Sellers are aware are there any facts or circumstances which may give rise to any such investigations, inquiries, claims or proceedings being commenced by or against any of the foregoing persons.

17.4	Each Group Company has established and maintains adequate anti-bribery and anti-corruption policies and procedures (including policies relating to facilitation payments, political donations, gifts, hospitality, recordkeeping and accounting for expenses, internal controls and audits) and has fully implemented the foregoing policies and procedures in compliance with all Applicable Laws.

SCHEDULE 6

Buyer Warranties

The Warranties given pursuant to Clause 6.2 of this Agreement by the Buyer are as follows:

1.	Capacity

The Buyer has the full power and authority to enter into and perform all of its obligations under this Agreement and each document to be executed by it pursuant to or in connection with this Agreement.

2.	Market Disclosure

2.1	Since the publication of the Buyer Accounts, the Company has notified the London Stock Exchange's Company Announcements Office of all information required to be notified by it in accordance with the AIM Rules (as in force at the relevant time) and has complied in all respects with all disclosure and notification requirements of the AIM Rules and any requests for disclosure made by the London Stock Exchange from time to time.

2.2	Nothing has occurred which would require disclosure pursuant to Rule 11 or 17 of the AIM Rules, the Market Abuse Regulations (Regulation 596/2014) and in respect of which no disclosure has been made.

3.	Previous Announcements

3.1	Each statement of fact in each Previous Announcement was true and accurate in all material respects and not misleading (by itself or in its context) in any significant or material respect. Each expression of opinion or intention or expectation in each Previous Announcement was made on reasonable grounds after due and careful enquiry and was truly and honestly held by the directors of the Buyer at the time the Previous Announcement was made and was fairly based. There was no other fact known or which could on reasonable enquiry have been known to the directors of the Buyer at the time the Previous Announcement was made omitted to be disclosed in any Previous Announcement which, by such omission, would make any such statement or expression in any Previous Announcement misleading (by itself or in its context) in any material respect.

3.2	Each Previous Announcement complied in all respects with the AIM Rules in force at the time of its publication and the Financial Services and Markets Act 2000.

4.	Consideration Shares

The allotment and issue of the Consideration Shares will be within the powers of the Buyer and the Directors without any further sanction or consent of members of the Buyer or any other person and will comply with all applicable requirements of the Companies (Jersey) Law 1991.

5.	Issued Share Capital

As at the date of this Agreement, the current issued share capital of the Buyer is 12,833,126 Common Shares and the Buyer has granted options exercisable over a further 10,000 Common Shares.

6.	Accounts

6.1	The Buyer Accounts:

(a)	have been properly prepared in accordance with IFRS and all material Applicable Laws as at the Buyer Accounts Date; and

(b)	give a true and fair view of the assets and liabilities and state of affairs of the Buyer and the Buyer’s Group as at the Accounts Date and its profit or loss and cash flows for the financial year ended on that date.

6.2	No member of the Buyer’s Group had at the Accounts Date any material liability (whether actual, deferred, contingent or disputed) or commitment which, in accordance with IFRS, should have been disclosed or provided for in the Buyer Accounts and which has not been so disclosed or provided for.

6.3	Proper provision or, as appropriate, disclosure in accordance with IFRS have been made for Taxation payable by the Buyer and the Buyer’s Group.

6.4	The profits and losses of the Buyer’s Group for the period ended on the Buyer Accounts Date have not resulted to a material extent from inconsistencies of accounting practice, the inclusion of non-recurring items of income or expenditure, transactions entered into otherwise than on normal commercial terms or any other factors rendering such profits and losses for all or any of such period abnormally high or low.

SCHEDULE 7

Completion Accounts

Part 1

Definitions

The following definitions apply in this Agreement:

Cash Balances means the amount in US Dollars which is the aggregate of the following in relation to the Group:

(a)	all deposits repayable on demand with any bank as at the Completion Date; plus

(b)	cleared cash balances with any bank as at the Completion Date; plus

(c)	cash in transit as at the Completion Date receivable by such Group Company and cheques received and either (i) paid into the Group Company bank account and/or (ii) reflected in the Group Company ledgers, in each case on or before the Completion Date; plus

(d)	all amounts due or owing to the Group by the Sellers as at the Completion Date; plus

(e)	petty cash/cash in hand as at the Completion Date; plus

(f)	all cash and cash equivalents (as defined by IFRS) as at the Completion Date; plus

(g)	interest accrued to the Completion Date; less

(h)	cash in transit as at the Completion Date paid by a Group Company and cheques issued on or before the Completion Date by a Group Company which are to be cleared through the bank accounts of a Group Company after the Completion Date, in each case as at the Completion Date and shown in the Completion Accounts and, for the avoidance of doubt: (i) any item falling within more than one of the paragraphs (a) to (h) of this definition shall only be included once in the calculation of the Cash Balances; and (ii) client deposits shall be excluded;

Indebtedness means, in relation to the Group, the aggregate amount of its borrowings and other financial indebtedness in the nature of borrowing including:

(a)	borrowings from any bank, financial institution or other entity (including overdraft);

(b)	indebtedness arising under any bond, note, loan stock, debenture, commercial paper or similar instrument;

(c)	indebtedness under any hire purchase agreement or finance lease (whether for land, machinery, equipment or otherwise);

(d)	any indebtedness for monies borrowed or raised under any other transaction that has the commercial effect of borrowing (including but not limited to factoring agreements);

(e)	all unpaid accrued interest on any borrowings or indebtedness referred to in the paragraphs above;

(f)	any bonus due or payable to any employee or consultant of any Group Company which relates to the period ending on or prior to Completion;

(g)	any fees costs or expenses incurred or payable by any Group Company in connection with the acquisition of the Shares by the Buyer including but not limited to any fees payable to Hannam & Partners and/or Rockface Capital Advisors Ltd as advisor to the Company, Subsidiary and/or the Sellers;

(h)	any unpaid accrued directors’ fees or employee salaries, expenses, bonuses or other costs including pensions costs (which for the avoidance of doubt shall include amounts owing in respect of Mining Industry Pension Fund contributions);

(i)	any unpaid accrued fees costs or expenses owing to service providers to the Group;

(j)	Tax of any nature (including capital gains tax) to become payable in connection with the transfer of the entire issued share capital of Odzi pursuant to the Odzi Sale Agreement and/or transfer of the entire issued share capital of Bembezi out of the Group;

(k)	Tax of any nature arising in respect of any period ending on or before Completion; and

(l)	all amounts due or owing to the Sellers,

in each case as at the Completion Date and as derived from the Completion Accounts, calculated on a basis in accordance with the accounting principles, policies, standards, practices, evaluation rules and estimation techniques referred to in paragraph 2 of part 2 of this Schedule.

Net Working Capital means, in relation to the Group, the aggregate of:

(a)	current assets which for this purpose comprises:

(i)	stock;

(ii)	trade and other debtors (including the aggregate consideration receivable by the Subsidiary from the Odzi Buyer under the terms of the Odzi Sale Agreement);

(iii)	pre-payments;

(iv)	accrued income;

(v)	employee travel loans;

(vi)	Cash Balances

less the aggregate of:

(b)	current liabilities which for this purpose comprises:

(i)	trade and other creditors;

(ii)	social security and other taxes;

(iii)	accruals and deferred revenue;

(iv)	all dividends which have been approved on or before the Completion Date and are unpaid;

(v)	overpayments by customers; and

(vi)	Indebtedness,

in each case as at the Completion Date and shown in the Completion Accounts, calculated in accordance with the accounting principles, policies, standards, practices, evaluation rules and estimation techniques specified in paragraph 2 of part 2 of this Schedule 7.

Part 2
Completion Accounts

1.	Preparation of the Completion Accounts

1.1	As soon as practicable following Completion and in any event by the day falling 20 Business Days after Completion, the Sellers shall prepare or procure the preparation of the draft Completion Accounts and a draft Net Working Capital Statement (“Adjustment Documents”) in accordance with the policies set out in paragraph 2 of part 2 of Schedule 7 and in the format of the Agreed Form pro forma balance sheet (comprising part of the Management Accounts) and submit them to the Buyer for review.

1.2	The Buyer shall ensure that the Sellers have full access to the accounting records required to enable them to prepare the Completion Accounts.

1.3	If the Sellers fail to prepare or procure the preparation of the Adjustment Documents in accordance with the provisions of this Schedule 7 by the deadline set out in paragraph 1.1 above, the Buyer may procure the same at the Sellers’ expense.

1.4	Unless the Buyer serves a notice in writing on the Sellers (“Notice of Disagreement”) within 10 Business Days of delivery to the Buyer of the Adjustment Documents stating that they disagree with the Adjustment Documents, the Buyer is deemed to have accepted the draft Adjustment Documents which shall then be final and binding on the parties and shall become the Adjustment Documents for the purposes of this Agreement.

1.5	Any Notice of Disagreement shall specify full particulars of the dispute and any adjustments proposed to be made to the Adjustment Documents.

1.6	Where the Buyer serves a Notice of Disagreement the parties shall have 10 Business Days, starting with the day on which the Sellers receive the notice, within which to resolve the disagreement and they shall use all reasonable endeavours to resolve the disagreement within that period.

1.7	Where the parties are unable to resolve their disagreement within 10 Business Days (or such longer period as may be agreed by the Sellers and the Buyer in writing) of the Notice of Disagreement being received by the Sellers (the “Resolution Period”), the Adjustment Documents will be referred to an independent chartered accountant to be appointed (in default of nomination by agreement between the Buyer and the Sellers within 10 Business Days of the end of the Resolution Period by the president for the time being of the Institute of Chartered Accountants in England and Wales at the request of either the Buyer or any of the Sellers (the “Independent Accountant”), who shall determine any dispute in relation to the draft Adjustment Documents for the purpose of this Agreement.

1.8	The Independent Accountant shall be requested to make its determination in relation to the Adjustment Documents and to notify the same to the Buyer and the Sellers within 90 Business Days after its acceptance of the reference to it (or such longer period as the Independent Accountant may reasonably determine). In making its determination, the Independent Accountant shall state what adjustments (if any) are necessary to the Adjustment Documents to determine finally the Net Working Capital.

1.9	The Independent Accountant shall act as an expert and not as an arbitrator, the Arbitration Act 1996 shall not apply; and his written decision on matters referred to him shall (in the absence of manifest error) be final and binding on the Sellers and the Buyer for all purposes of this Agreement. The costs of the Independent Accountant shall be apportioned between the Buyer and the Sellers as the Independent Accountant shall decide but if not so apportioned shall be paid as to half by the Buyer and half by the Sellers but each party shall be responsible for its own costs of presenting its case to the Independent Accountant.

1.10	Upon the agreement or determination of any matter which is in dispute, the draft Adjustment Documents shall then be the Completion Accounts and Net Working Capital Statement for the purposes of this Agreement.

1.11	The Sellers and the Buyer shall supply each other (or as the case may be the Independent Accountant), with all information, and give each other access to all documentation and personnel, as the other party reasonably requires to prepare or review the Completion Accounts and Net Working Capital Statement.

1.12	Each party will bear their own costs and expenses (including the costs of any accountants they retain) in relation to all matters arising from this Schedule.

2.	Basis for Preparation of Completion Accounts

2.1	The Completion Accounts shall be prepared in accordance with:

(a)	the specific instructions referred to in paragraphs 2.2 to 2.9 of this Schedule 7;

(b)	subject to paragraph (a) above, IFRS (being the basis on which the Management Accounts have also been prepared).

2.2	No value shall be attributed to pre-payments to the extent that the benefit attributable to such payments is not available to the Group after Completion.

2.3	Full provisions will be made in respect of Taxation save for deferred Taxation.

2.4	Any decrease in any provision included in the Accounts shall only be effected if justified by changes in facts and circumstances since the Accounts Date (and not by the application of different judgement).

2.5	Full provision shall be made for amounts owed to the Sellers and their Connected Persons.

2.6	Full provision shall be made for any costs related to the acquisition of the Shares incurred by the Group where the Group (or any member thereof) is liable, or joint and severally responsible and such costs have not been paid prior to Completion.

2.7	No matter or item shall be included more than once in the Completion Accounts or in the computation of Net Working Capital, Cash Balances or Indebtedness.

2.8	The fees payable by the Group in connection with the acquisition of the Shares by the Buyer to Hannam & Partners shall, for the purposes of the Completion Accounts only, be unchanged from the fees shown in the Management Accounts.

2.9	Any increase and/ or reduction in current assets and any increase and/ or reduction in current liabilities (as each is defined in the definition of Net Working Capital) shall be disregarded for the purposes of calculating Net Working Capital to the extent such increase and/or reduction (as applicable) arises directly or indirectly (a) from any funds provided to the Group by the Buyer or any member of the Buyer’s Group (whether as a royalty payment or otherwise) under or in connection with the Tribute Agreement and/or the Mining Contract or otherwise; (b) under or in connection with the Tribute Agreement and/or the Mining Contract; or (c) with the prior written approval of the Buyer.

SCHEDULE 8

Tax Schedule

1.	Interpretation

1.1	Definitions

In this Schedule:

"Accounting Practices"	means the accounting bases and policies used by each Group Company in making up its accounts;

"Accounts Relief"	means:

(i)	any Relief that has been treated as an asset in the Completion Accounts; or

(ii)	any Relief that has been taken into account in computing (and so reducing or eliminating) any provision for deferred Tax in the Completion Accounts;

"Buyer’s Relief"	means:

(1)	any Accounts Relief;

(2)	any Relief arising in connection with any Event occurring after Completion; and

(3)	any Relief, whenever arising, of the Buyer.

“Buyer’s Tax Group”	means the Buyer and any other company or companies that are, from time to time, treated as members of the same group as, or otherwise connected or associated in any way with, the Buyer for any Tax purpose;

"Covenantors"	means the Sellers;

"Deemed Tax Liability"	has the meaning given by paragraph 4 of this Schedule;

"Demand"	includes any assessment, notice, letter, determination, demand or other document issued by or on behalf of any Taxation Authority and any return, computation, account or other document required for any Tax purpose from which it appears that a Tax Liability has been or may be, imposed on a Group Company or from which it appears that the Buyer will be entitled to make a Tax Warranty Claim;

“Overprovision”

means the amount by which any provision for tax (other than deferred tax) in the Completion Accounts is overstated, except where that overstatement arises due to:

(a) a change in law;

(b) a change in the accounting bases on which any Group Company values its assets; or

(c) a voluntary act or omission of the Buyer,

that in each case occurs after Completion;

"Relief"	means any relief, allowance, set-off, exemption, right to repayment or credit in respect of any Tax or relevant to the computation of Tax or the computation of income, profits or gains for Tax purposes;

“Saving”	means the reduction or elimination of any liability of any Group Company to make an actual payment of corporation tax (at a time when the relevant Group Company is a member of the Buyer’s Tax Group) for which the Covenantors would not have been liable under paragraph 2, by the use of any Relief arising wholly as a result of a Tax Liability for which the Covenantors have made a payment under paragraph 2 of the Tax Schedule;

“Tax Claim”	means any claim made by the Buyer under this Schedule;

"Tax Liability"	means:

(a)	liabilities of any Group Company to make actual payments of Tax (or amounts in respect of Tax) whether or not such Tax is also or alternatively chargeable against or attributable to any other person;

(b)	the loss by any Group Company of any Accounts Relief;

(c)	the use or setting off of any Buyer’s Relief in circumstances where, but for such setting off, a Group Company would have had a liability to make an actual payment of Tax in respect of which the Buyer would have been able to make a claim against the Covenantors under this Schedule.

1.2	Stamp Duty

For the purposes of this Schedule, any stamp duty or similar tax that would have to be paid by any Group Company after Completion in order that an instrument executed before Completion be given in evidence by it or be available for any purpose is deemed to be a Tax Liability of that Group Company arising as a consequence of an Event that occurred on or before Completion.

1.3	Miscellaneous

In this Schedule, references to:

(1)	'income, profits or gains' includes income, profits, gains and any other standard or measure for any Tax purpose and also includes any income, profits or gains that are deemed to be earned, accrued or received for any Tax purpose;

(2)	'loss', in respect of any Relief, includes the reduction, cancellation, non-availability, non-existence or setting off against Tax or against income, profits or gains of that Relief, and 'lost' shall be construed accordingly;

(3)	any payment or distribution as being made on or before a particular date includes any payment or distribution that has fallen due and payable on or before that date;

(4)	the English law rule known as the ejusdem generis rule shall not apply and accordingly general words shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things; and general words shall not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words; and

(5)	the occurrence of Events on or before a particular date or in respect of a particular period includes Events that are for any Tax purpose treated as having occurred or existed at or before that date or in respect of that period.

2.	Covenant

2.1	Covenant to Pay

Subject to the provisions of this Covenant, the Covenantors jointly and severally covenant with the Buyer that it shall pay to the Buyer a sum equal to:

(1)	any Tax Liability arising as a consequence of any Event that occurred on or before Completion or in respect of any income, profits or gains that were earned, accrued or received on or before Completion; and/or

(2)	any Tax Liability arising as a consequence of any Event occurring on or before Completion or the earning of any income, profits or gains on or before Completion that results in any Group Company becoming liable to pay or bear a Tax Liability chargeable primarily against or attributable to another person; and/or

(3)	any Tax Liability of any Group Company or the Buyer arising in consequence of any of the Consideration under this Agreement being treated by a Taxation Authority as general earnings or remuneration or profit derived from an employment and so being subject to Tax; and/or

(4)	the failure or delay of any person to reimburse any amount in respect of Tax; and/or

(5)	any Tax Liability of any Group Company arising in consequence of any Group Company ceasing to be in the same group as, or connected or associated with, any other person as a consequence of entering into this Agreement or the sale of the Shares; and/or

(6)	any Tax Liability to make a payment in respect of Taxation to any person pursuant to any indemnity, covenant, guarantee or charge entered into by any Group Company on or before Completion; and/or

(7)	any costs and expenses reasonably and properly incurred by the Buyer, or any Group Company:

(1)	in connection a successful claim under this Schedule; or

(2)	in successfully taking or defending any action under this Schedule.

3.	Limits in Respect of Tax Claims

3.1	Specific Limits

The Covenantors shall not be liable in respect of a Tax Claim or Tax Warranty Claim to the extent that:

(1)	allowance, provision or reserve in respect of the matter or thing giving rise to the Tax Claim or Tax Warranty Claim has been made in the Completion Accounts; or

(2)	the Tax Claim or Tax Warranty Claim would not have arisen but for any increase in rates of Tax or any change in law, published practice or any withdrawal of any extra-statutory concession by a Taxation Authority, being an increase, change or withdrawal made after Completion with retrospective effect; or

(3)	the Tax Claim or Tax Warranty Claim would not have arisen but for a change, after the date of this Agreement, in Accounting Practices other than a change required to ensure compliance with the law or with applicable accounting practices to the relevant Group Company at Completion; or

(4)	the Tax Claim or Tax Warranty Claim arises or is increased as a consequence of the voluntary withdrawal or postponement by any Group Company after Completion of any valid claim for Relief made on or before Completion; or

(5)	the Tax Claim or Tax Warranty Claim would not have arisen but for a cessation of, or change in the nature or conduct of, any trade carried on by any Group Company, being a cessation or change occurring on or after Completion; or

(6)	the Tax Claim or Tax Warranty Claim arises by virtue of the average rate of tax of any Group Company increasing as a consequence of the Buyer acquiring the Shares; or

(7)	the Tax Claim is, or the Tax Warranty Claim relates to, a Tax Liability that has been discharged on or before Completion and such discharge has been taken into account in the Accounts; or

(8)	the Buyer has made recovery for the Tax Liability under any other provision of this Agreement; or

(9)	a Relief other than a Buyer’s Relief is available, at no cost, to any Group Company; or

(10)	the Tax Claim or Tax Warranty Claim would not have arisen but for a voluntary transaction or action carried out or effected by the Buyer or any Group Company at any time after Completion in circumstances where the Buyer or that Group Company was aware or should have been aware that the transaction or action in question would give rise to a Tax Liability, other than any such transaction or action:

(1)	carried out or effected pursuant to a legally binding commitment created on or before Completion; or

(2)	carried out or effected to comply with any law, regulation or the request of any Taxation Authority; or

(3)	carried out or effected in the ordinary course of business of the relevant Group Company; or

(4)	involving the payment of any stamp duty or the bringing into the relevant jurisdiction of any instrument referred to in paragraph 1.2 of this Schedule; or

(5)	carried out or effected at the written request of the Covenantors.

4.	Quantification of Liability

In any case falling within any of paragraphs (b) and (c) of the definition of Tax Liability, the amount that is to be treated as a Tax Liability of the Group Company (‘Deemed Tax Liability’) is:

(1)	in a case that falls within paragraph (b) where the Accounts Relief lost was a right to repayment of Tax, the Deemed Tax Liability is the amount of the repayment that would have been obtained but for the loss;

(2)	in a case that falls within paragraph (b) where the Accounts Relief lost was not a right to repayment of Tax, the Deemed Tax Liability is the amount of the additional Tax that the relevant Group Company is (or would but for the availability of any Accounts Relief be) liable to pay as a result of such loss; and

(3)	in a case that falls within paragraph (c), the Deemed Tax Liability is the amount of Tax that would have been payable by the relevant Group Company but for such setting-off.

5.	Due Date of Payment

Where the Covenantors become liable to make any payment in respect of a Tax Claim, the due date for making that payment is:

(1)	in a case that involves an actual payment by a Group Company, the later of:

(1)	five Business Days before the last date on which that Group Company can make the payment in question without incurring a liability to interest or penalties; and

(2)	five Business Days after the Buyer or relevant Group Company notifies the Covenantors of the liability to make a payment and the amount of that payment;

(2)	in a case that falls within paragraph 4(i) of this Schedule, the later of:

(1)	the date on which repayment would have been received; and

(2)	five Business Days after the Buyer or the relevant Group Company notifies the Covenantors of the liability to make a payment and the amount of that payment;

(3)	in a case that falls within paragraph 4(ii) of this Schedule, the later of:

(1)	five Business Days before the relevant Group Company becomes due to pay any Tax which it would not, but for such loss, have had to pay (or would have become so due but for the use of any Accounts Relief); and

(2)	five Business Days after the Buyer or the relevant Group Company notifies the Covenantors of the liability to make a payment and the amount of that payment;

(4)	in a case that falls within paragraph 4(iii) of this Schedule, the later of:

(1)	five Business Days before the relevant Group Company would have been due to pay the Tax but for such setting off; and

(2)	five Business Days after the Buyer or relevant Group Company notifies the Covenantors of the liability to make a payment and the amount of that payment; or

(5)	in any other case, five Business Days after the Buyer or relevant Group Company notifies the Covenantors of the liability to make a payment and the amount of that payment.

6.	Overprovisions

6.1	Subject to paragraph 6.2, if, on or before the first anniversary of Completion, the auditors for the time being of the Company certify (at the request and at the expense of the Covenantors) that any provision for Tax in the Accounts (other than a provision for deferred tax) has proved to be an Overprovision (and that Overprovision has not been taken into account in computing any liability of the Covenantors under the Tax Warranties or under this Tax Schedule), then:

(a)	the amount of any Overprovision shall first be set off against any payment then due from the Covenantors under this Tax Schedule;

(b)	if there is an excess, a refund shall be made to the Covenantors of any previous cash payment or payments made by the Covenantors under this Tax Schedule (and not previously refunded under this Tax Schedule) up to the amount of that excess; and

(c)	if the excess referred to in paragraph 6(b) is not exhausted, the remainder of that excess will be carried forward and set off against any future payment or payments that become due from the Covenantors under this Tax Schedule.

6.2	The Buyer shall be under no liability in respect of any Overprovision or Saving if the aggregate liability of the Buyer in respect of all Overprovisions together with all Savings would (but for this paragraph 6.2) have been less than US$750,000.

7.	Savings

7.1	Subject to paragraph 6.2 and paragraph 7.2, if, on or before the seventh anniversary of Completion, the auditors for the time being of the Company determine (at the request and at the expense of the Covenantors) that the Company has obtained a Saving (and that Saving has not been taken into account in computing any liability of the Covenantors under the Tax Warranties or under this Tax Schedule), the Buyer shall as soon as reasonable practicable thereafter repay to the Covenantors, after deduction of any amounts then due by the Covenantors, the lesser of:

(1)	the amount of the Saving (as determined by the auditors) less any costs incurred by the Buyer or any Group Company; and

(2)	the amount paid in cash by the Covenantors under paragraph 2 for the Tax Liability which gave rise to the Saving less any part of that amount previously repaid to the Covenantors under any provision of this Tax Schedule or otherwise.

7.2	After the Group’s auditors have made a determination under paragraph 7.1, the Covenantors or the Buyer may, at any time before the seventh anniversary of Completion, request the auditors for the time being of the Group to review and, if necessary and as appropriate, amend the original determination (at the expense of the party requesting the review, or where a payment becomes due under this paragraph 7.2, at the expense of the party required to make that payment) and an adjusting payment equal to the amount of any disparity between the original and revised determinations shall be made by or to the Covenantors as soon as reasonably practicable.

8.	Recovery from third parties

8.1	Where the Covenantors have paid an amount under paragraph 2 for any Tax Liability, or in respect of a Tax Warranty Claim, and the Buyer or any Group Company is, or becomes, entitled to recover from some other person that is not the Buyer, any Group Company or any other company in the Buyer's Tax Group, any amount for any Tax Liability, the Buyer shall or shall procure that the relevant Group Company shall:

(1)	notify the Covenantors of its entitlement as soon as reasonably practicable; and

(2)	if required by the Covenantors and, subject to the Buyer and the relevant Group Company being indemnified by the Covenantors against any Tax that may be suffered on receipt of that amount and any costs and expenses incurred in recovering that amount, take, or procure that the relevant Group Company takes, all reasonable steps to enforce that recovery against the person in question (keeping the Covenantors fully informed of the progress of any action taken) provided that the Buyer shall not be required to take any action:

(1)	against a Tax Authority; or

(2)	that, in the Buyer's reasonable opinion, is likely to materially harm its or the relevant Group Company's commercial or employment relationship with that or any other person.

8.2	If the Buyer or the relevant Group Company recovers any amount referred to in paragraph 8.1, the Buyer shall account to the Covenantors for the lesser of:

(1)	any amount recovered (including any related interest or related repayment supplement) less any Tax suffered in respect of that amount and any costs and expenses incurred in recovering that amount (except if and to the extent that amount has already been made good by the Covenantors under paragraph 8.1(2)); and

(2)	the amount paid in cash by the Covenantors under paragraph 2 in respect of the Tax Liability in question.

9.	Claims procedure

9.1	Notice of Demand and Action and Assistance

If the Buyer or a Group Company becomes aware of a Demand that may give rise to a claim under this Schedule or a Tax Warranty Claim:

(1)	the Buyer shall as soon as reasonably practicable, and in any event where possible in the case of a Demand that requires action to be taken within a specific period, not later than ten Business Days before that period ends, give or procure that the relevant Group Company gives written notice of the Demand to the Covenantors, but notice is not a condition precedent to the liability of the Covenantors under this Schedule; and

(2)	subject to paragraphs 9.2 and 9.3 the relevant Group Company shall take any action the Covenantors may reasonably and promptly by written notice request to avoid, resist, appeal or compromise the Demand if the Covenantors first agree to indemnify the Buyer or the relevant Group Company (to the Buyer’s reasonable satisfaction) against all costs and expenses (including interest on overdue Tax to the extent that such interest is not indemnified under paragraph 2) that the Buyer or relevant Group Company may incur in connection with the taking of action pursuant to this paragraph 9.1.

9.2	Buyer Conduct

The actions that the Covenantors can reasonably request under paragraph 9.1(ii) of this Schedule do not include the relevant Group Company allowing the Covenantors to have the right to conduct any action referred to in paragraph 9.1(ii), but in taking any action at the request of the Covenantors pursuant to paragraph 9.1(ii) the Buyer shall:

(1)	keep the Covenantors fully informed of all material matters relating to the Demand and deliver to the Covenantors copies of all correspondence relating to the Demand; and

(2)	obtain the prior written approval of the Covenantors (not to be unreasonably withheld or delayed) to:

(1)	the content of all material communications relating to the Demand sent to a Taxation Authority; and

(2)	the settlement or compromise of the Demand.

9.3	Court Proceedings

The Buyer is not obliged to take any action under paragraph 9.1(ii) of this Schedule that involves contesting any Demand before any court or other appellate body (excluding the Taxation Authority that has made the Demand) unless the Covenantors furnishes the Buyer with the written opinion of Tax counsel of at least 10 years’ call to the effect that an appeal against the Demand in question is a reasonable course of action given the amounts involved and the likelihood of success.

9.4	Company Action

Where the Covenantors do not promptly make a request under paragraph 9.1(ii) of this Schedule, the relevant Group Company shall be free, without prejudice to the rights of the Buyer in respect of the Demand, to take such action as it in its absolute discretion considers appropriate in the circumstances to settle the matter to which the Demand relates.

9.5	Fraudulent or Negligent Conduct

Paragraph 9.1(ii) of this Schedule does not apply if a Taxation Authority alleges in writing that the Seller or any Group Company has committed an act or is responsible for an omission that constitutes fraudulent or negligent conduct.

10.	Conduct of Tax Affairs

10.1	Computations and Returns

The Buyer has the responsibility for, and the conduct of (at its cost and expense) preparing, submitting, negotiating and agreeing with the relevant Taxation Authorities all outstanding Tax returns and computations of the Group Companies for all accounting periods ended on or prior to Completion and for the accounting period current at Completion, in each case with input and advice from the Covenantors in respect of the periods up to Completion.

10.2	Buyer’s Obligations

In relation to any action described in paragraph 10.1 of this Schedule, the Buyer shall submit to the Covenantors for comment all material documents that it intends to submit to a Taxation Authority and which might, in the reasonable opinion of the Buyer, give rise to or increase a claim by the Buyer under this Schedule, and take into account all timely and reasonable comments made by the Covenantors insofar as such comments relate to such a claim.

10.3	Covenantors’ Assistance

The Covenantors shall:

(1)	procure the provision to the Buyer of such information and assistance that it reasonably requires to prepare, submit, negotiate and agree all Tax returns, computations and related correspondence in accordance with paragraph 10 and/or any further cooperation and assistance the Buyer may reasonably require in connection with any investigation or enquiry by any Taxation Authority; and

(2)	promptly deliver to the Buyer copies of all correspondence received from a Taxation Authority in relation to the Tax returns and computations for the Group Companies.

10.4	Buyer Assistance

The Buyer covenants with the Covenantors to procure that the Group Companies take such action (including signing and authorising Tax returns and computations) as is necessary or desirable to give effect to this paragraph 10 but this covenant does not require the Buyer to procure that any Group Company takes any action in relation to any Tax return that is not true and accurate in all material respects.

10.5	Fraudulent or Negligent Conduct

Paragraphs 10.2 and 10.4 of this Schedule do not apply if a Taxation Authority alleges in writing that any of the Sellers or any Group Company has committed an act or is responsible for an omission that constitutes fraudulent or negligent conduct.

10.6	Conduct of Tax Affairs Subject to Claims

This paragraph 10 is subject to paragraph 9 of this Schedule.

SCHEDULE 9

Leased Properties

3 Cecil Rhodes Drive, Newlands, Harare, Zimbabwe.

3rd Floor, Mimosa House, Cnr Main Street and 9th Avenue, Bulawayo

SCHEDULE 10

Project Area Mining Claims

SCHEDULE 11

Claims not related to the Project

This document has been executed as a deed and is delivered and takes effect on the date stated at the beginning of it.

EXECUTED AS A DEED by Mark Learmonth	)
duly authorised for and on behalf of	)
CALEDONIA MINING	)	/s/ Mark Learmonth
CORPORATION PLC in the presence of:	)

Signature of witness		/s/ Chester Goodburn

Name of witness		Chester Goodburn

Address of witness		Bulawayo

Occupation of witness		CFO

EXECUTED AS A DEED by
Victor Robinson Gapare	)
duly authorised for and on behalf of	)
TOZIYANA RESOURCES	)	/s/ Victor Robinson Gapare
LIMITED in the presence of:	)

Signature of witness		/s/ Darlington Mabvoro

Name of witness		Darlington Mabvoro

Address of witness		3 Cecil Rhodes Drive,
Newlands, Harare

Occupation of witness		Financial Controller

EXECUTED AS A DEED by
Xiangwei Weng	)
duly authorised for and on behalf of	)
INFINITE TREASURE LIMITED	)	/s/ Xiangwei Weng
in the presence of:	)

Signature of witness		/s/ Chuan Jiang

Name of witness		Chuan Jiang

Address of witness		Suite 1008, Tower Cl,
Oriental Plaza, Dongcheng
District, Beijing 1000738

Occupation of witness		Chief Legal

EXECUTED AS A DEED by	)
BAKER STEEL RESOURCES TRUST	)
LIMITED	)
acting by	)	/s/ David Staples

David Staples, a director	)	................................................
)
in the presence of:	)

Signature of witness		/s/ Mark Ellis

Name of witness		Mark Ellis

Address of witness		c/o Arnold House, St Julian’s Avenue, St Peter Port, Guernsey, GY1 3NF

Occupation of witness		Head of HSBC Securities Services (Guernsey) Limited